As filed with the Securities and Exchange Commission on June 21, 2007
Registration No. 333-142432

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

PRE-EFFECTIVE AMENDMENT NO. 1 ON
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Velcera, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-3327015
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	201 Corporate Drive Langhorne, Pennsylvania 19047-8007 (215) 579-7200
(Address and telephone number of principal executive offices and principal place of business)

Mr. Dennis F. Steadman
Chief Executive Officer
Velcera, Inc.
201 Corporate Drive
Langhorne, Pennsylvania 19047-8007
Telephone: (215) 579-7200
Facsimile: (215) 579-8335
 (Name and address of agent for service)
Copies to: William M. Mower, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8358
__________________________________
Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

OFFERING PROSPECTUS
Subject to completion, dated June 21, 2007

Velcera, Inc.

11,071,663 Shares
Common Stock

The selling stockholders identified on pages 40-55 of this prospectus are offering on a resale basis a total of 11,071,663 shares of our common stock, including 8,089,338 shares of our common stock and 2,982,325 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the OTC Bulletin Board®. The selling stockholders identified herein will be required to sell the common stock (including shares of common stock issued upon exercise of warrants) registered hereunder at a fixed price of $1.87 per share until such time such securities are eligible for trading on a national securities exchange, the Nasdaq or the OTC Bulletin Board®. At and after such time that such securities are eligible for trading in such a manner, the selling stockholders may sell such securities at the prevailing market price or at a privately negotiated price.
________________

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is June 21, 2007.

Table of Contents

PROSPECTUS SUMMARY	3
RISK FACTORS	8
NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
MANAGEMENT’S DISCUSSION AND ANALYSIS	17
BUSINESS	17
MANAGEMENT	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	36
USE OF PROCEEDS	38
DETERMINATION OF OFFERING PRICE	39
SELLING STOCKHOLDERS	40
PLAN OF DISTRIBUTION	56
DESCRIPTION OF CAPITAL STOCK	58
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	58
ABOUT THIS PROSPECTUS	59
WHERE YOU CAN FIND MORE INFORMATION	59
VALIDITY OF COMMON STOCK	59
EXPERTS	59
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. All references in this prospectus to “Velcera,” “we,” “us” and “our” refer to Velcera, Inc.

Company Overview

We are a development-stage company creating new and improved pet medicines based upon a novel drug delivery that offers pharmacokinetic advantages and that can make the administration of pet medicines both easier and more assured. The patented delivery (PROMISTTM) provides a metered dose liquid mist to the oral mucosa for systemic absorption.

We were incorporated in Delaware in September of 2002. On February 27, 2007, we were recapitalized by having Denali Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Denali Sciences, Inc., a Delaware corporation, merged with and into us and us becoming a wholly owned subsidiary of Denali Sciences, Inc., which will hereinafter be referred to as “Denali”. In accordance with the terms of the recapitalization, our outstanding common stock automatically converted into the same number shares of Denali common stock. On February 27, 2007 and immediately following the recapitalization described above, we completed a short-form merger with Denali, whereby we merged with and into Denali, and changed our name to “Velcera, Inc.” For accounting purposes, the transaction has been accounted for as an acquisition of Denali and a recapitalization of Velcera with Velcera as the surviving company. This transaction is referred to throughout this document as the “Recapitalization”.

Our executive offices are located at 201 Corporate Drive, Langhorne, Pennsylvania 19047-8007. Our telephone number is (215) 579-7200. Our website is www.velcera.com. None of the information on our internet site is part of this prospectus.

Our business strategy is to create new, improved pet medicines that are patent protected, differentiated and marketed by world-leading sales and marketing organizations to reach veterinarians and pet-owners. We are developing new and novel pet medicines based upon our patented oral mucosal drug delivery technology, Promist™.

Our PromistTM delivery technology is not currently offered in veterinary medicine. With the application of a fine mist to the oral mucosa, the PromistTM delivery technology allows a given drug to enter the systemic blood stream. The benefits of this delivery over conventional ingested forms are: (a) unique pharmacokinetic characteristics of speed of absorption as well as increased drug bioavailability due to avoidance of the ‘first-pass’ liver metabolism, (b) convenience of dosing with no need for the ‘patient’ to swallow, (c) confidence of dosing with nothing to be spit-out or expelled, (d) potential for improved side affects by the avoidance of the gastro intestinal system, and (e) extended product lifecycle via patented, novel delivery. The pharmacokinetic characteristics of a PromistTM -based product are also dependent upon the drug. For some medications the PromistTM technology can deliver the same total drug exposure/bioavailability with less active ingredient by avoiding the gastrointestinal system and the first-pass liver metabolism. This may make a previously unusable drug viable. Reducing the requirement for active ingredient can also reduce the manufacturing costs of the medication. PromistTM technology offers the potential for lower dosing to achieve the same therapeutic effect.

Our plans are to develop these new patent-protected pharmaceutical products via potentially three sources:

1)	Application of the Promist technology to increase efficacy of drugs that are subject to first-pass liver metabolism when ingested;
2)	Application of the Promist technology to improve the convenience and assuredness of administration of currently approved pet drugs in traditional forms by tablet, liquid or injectable; and
3)	Application of the Promist technology to new, yet to be approved drugs that are in the research pipelines of major pharmaceutical companies.

We are currently developing two animal health products, which are summarized below.

1. VEL-504- PromistTM

We have entered our first PromistTM-based pharmaceutical product into full development using an active ingredient referred to as VEL-504. This active ingredient is approved for use in dogs in all major country markets in the pain management therapeutic category. VEL-504 in the Promist™ form is expected to show bioequivalence to the approved pioneer product which has been shown to be safe and effective in the major pet markets of North America and Europe. Because canine pain management products require daily dosing, the improved convenience of Promist™ delivery is anticipated to be the primary advantage of VEL-504 over other products in the category.

A product formulation has been selected, clinical supplies are being manufactured under GMP conditions and a contract manufacturer has been selected for international markets. USA clinical trials are expected to be underway in mid-2007. Regulatory plans have been established and meetings have been held with the regulatory authorities in the United States, the European Union, Australia and New Zealand. Because VEL-504 is expected to show bioequivalence with the commercial pioneer product, the regulatory hurdles may be reduced in some countries.

  Effective May 29, 2007, we entered into an exclusive License and Development Agreement with Novartis Animal Health, Inc. (“Novartis”). Pursuant to the agreement, we granted to Novartis a royalty-bearing worldwide exclusive right to finish the development and commercialize VEL-504 for pets. In connection with the agreement, we have received certain upfront license fees from Novartis, a portion of which are subject to forfeiture in the event of termination by either party as specified under the agreement. Under the agreement, we are also entitled to receive from Novartis certain milestone payments upon the occurrence of certain events and royalties based on sales of the product.

2. VEL-502 PromistTM

Our second planned product to be delivered by PromistTM technology contains an approved human drug referred to as VEL-502, for use in treating allergic atopic dermatitis in dogs. VEL-502 is approved for human use, but has shown only marginal effectiveness in dogs in conventional tablet form. We have identified the canine allergic atopic dermatitis market as a major unmet need in vet medicine that could potentially be served with a new product based upon a human health allergy drug in a Promist™ form that avoids first-pass liver metabolism.

  When VEL-502 is administered via PromistTM, the pharmacokinetic profile achieved has been found to be superior to that achieved by tablet administration at the same dose. Delivery with Promist™ technology resulted in total drug exposure which was approximately thirty times greater than with a tablet. The results of this study demonstrate that using Promist™ technology may significantly alter the plasma profile of VEL-502.

We have conducted two pilot field efficacy trials with VEL-502-PromistTM in client-owned dogs under an FDA Investigational New Animal Drug filing (INAD). The first trial was for 28 days in a non-blinded design. The favorable results of this trial led Velcera to conduct a second trial for 35 days in a blinded, placebo-controlled design. The results of the clinical trials indicate that VEL-502 administered via Promist™ is effective in controlling pruritus in allergic dogs as a sole therapy for a clinically significant period. It also suggests that there may be a portion of dogs with allergies where periodic concomitant therapy may be beneficial depending on the severity of the allergic condition and the degree of allergen exposure to each individual dog. VEL-502-Promist™ has been entered into a formulation development program. Although current VEL-502 development plans are focused on the dog, we believe a VEL-502-PromistTM product may also have potential application in the equine market. We will require additional financing to complete the development of VEL-502 Promist™.

Recent Developments

Recapitalization

Pursuant to the merger agreement dated January 30, 2007, Denali Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Denali merged with and into us, and we survived as a wholly owned operating subsidiary of Denali. On February 27, 2007 and immediately following the Recapitalization, we completed a short-form merger with Denali, whereby we merged with and into Denali, and changed our name to “Velcera, Inc.” In accordance with the merger agreement, our stockholders received an aggregate of 12,037,856 shares of Denali common stock. Upon completion of the Recapitalization and a redemption of shares of Denali common stock outstanding prior to the Recapitalization (as referenced below under the caption “Redemption Agreement”), Velcera stockholders prior to the Recapitalization held approximately 100% of the outstanding Denali common stock. In addition, Denali assumed all of the rights and obligations relating to all other securities convertible into and exercisable for shares of pre-recapitalization Velcera common stock outstanding immediately prior to the Recapitalization, which constitute, on a fully-diluted basis, the rights to acquire an aggregate 3,390,955 shares of Denali common stock.  For accounting purposes, the transaction has been accounted for as an acquisition of Denali and a recapitalization of Velcera. The historical financial statements presented are those of Velcera as a combined entity with Denali as of the date of the Recapitalization. The net assets and liabilities have been included in the balance sheet at their book values. No intangibles were recorded as part of the transaction.

As a condition to the Recapitalization, we and Denali entered into an indemnity agreement dated February 26, 2007 with Denali’s sole director, Timothy M. Hofer, pursuant to which we and Denali agreed to indemnify Mr. Hofer for actions taken in his official capacity relating to the consideration, approval and consummation of the Recapitalization.

On February 27, 2007, we changed our name from Denali Sciences, Inc. to Velcera, Inc.

Redemption

Immediately following the effective time of the Recapitalization and pursuant to the respective terms of the merger agreement, Denali redeemed 123,060 shares of common stock held by various stockholders of Denali in exchange for approximately $50,000. Following the redemption, 1,940 shares of Denali common stock held prior to the Recapitalization remained issued and outstanding.

Private Placement Offering

On February 27, 2006, immediately prior to the Recapitalization, we completed a private placement offering of 5,346,699 units at a price per unit of $1.87, each unit constituting 1 share of our common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share, in consideration of gross proceeds of $9,998,327.13. Accordingly, we issued 5,346,699 shares of our common stock to investors in the offering. Maxim Group, LLC, a NASD registered broker-dealer, acted as placement agent in the offering. The placement agent received a placement fee of $699,883.27 and was issued a five-year warrant to purchase 106,933 shares of our common stock at an exercise price of $2.06 per share. The value of the warrants, which was determined using the Black-Sholes option pricing model, was approximately $113,250. The model assumed a risk-free interest rate of 4.46%, a five-year term and stock volatility of 65.73%. Reimbursable expenses of the placement agent were $50,000.

Changes in Board of Directors and Executive Officers

At the effective time of the Recapitalization, our board of directors was reconstituted by the appointment of Dr. John M. Preston, Peter M. Kash, Stephen C. Rocamboli, Dennis F. Steadman, Joshua A. Kazam, Kevin R. Vasquez, and Dr. Jason Stein as directors (all of whom were directors of Velcera Pharmaceuticals, Inc. immediately prior to the Recapitalization), and the resignation of Timothy M. Hofer from his role as our sole director. Our executive management team was also reconstituted following Jay Lobell’s resignation from his positions as Chief Executive Officer, President, and Secretary. Effective as of May 14, 2007, Velcera, Inc. appointed Matthew Hill as its Chief Financial Officer. John Knox, our former principal financial officer, will remain with us on a consulting basis while our back office operations are transferred to our headquarters. We will compensate Mr. Knox’s employer, Paramount BioCapital Investments, LLC, for the use of his services.

Office Lease

On April 20, 2007, we entered into a 62-month lease of office space with Liberty Property Limited Partnership for 4,222 rentable square feet with a commencement date of July 1, 2007, or upon completion of the premise improvements. Actual rents will depend in part on operating and utility expenses, with first year rent and operating expenses of $112,221. Under the lease, the rent increases by 3% annually.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

The Offering

The selling stockholders identified on pages 40-55 of this prospectus are offering on a resale basis a total of 11,071,663 shares of our common stock, including 8,089,338 shares of our common stock and 2,982,325 shares issuable upon the exercise of outstanding warrants.

Common stock offered	11,071,663 shares

Common stock outstanding before the offering(1)	12,039,804 shares

Common stock outstanding after the offering(2)	15,022,129 shares

(1)	Based on the number of shares outstanding as of June 21, 2007.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

Selected Financial Data

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as our financial statements included elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2006 and 2005 and for the period from September 24, 2002 (Inception) through December 31, 2006 are derived from Velcera Pharmaceuticals, Inc.’s audited financial statements, which are included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

Statement of Operations Data:
	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from September 24, 2002 (Inception) to December 31, 2006

Revenue	$250,000	$-	$250,000
Operating expenses:
Research and development	1,038,830	1,082,525	3,748,329
General and administrative	2,548,685	1,482,616	4,960,173
Total Operating Expenses:	3,587,515	2,565,141	8,708,502
Net loss	$(3,280,263)	$(2,479,048)	$(8,297,717)
Basic and diluted net loss per common share	$(0.55)	$(0.43)

Weighted average common shares outstanding - basic and diluted	5,929,311	5,820,160

Balance Sheet Data:
	December 31, 2006	December 31, 2005

Cash and cash equivalents	$367,245	$2,110,765
Total current assets	381,870	2,146,806
Total assets:	$418,936	$2,165,175

Total liabilities	954,568	313,542
Deficit accumulated during the development stage	(8,297,717)	(5,017,454)
Total stockholders’ equity (deficiency)	(535,632)	1,851,633

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and if, we receive approval from the United States Food and Drug Administration, or “FDA”, or comparable regulatory authorities in other countries for our product candidates, we cannot sell our drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants.

We will need to seek additional sources of financing in the future, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA or comparable foreign regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2006 we had a net loss of $3,280,263 and negative cash flows from operating activities of $1,737,265 and for the year ended December 31, 2005 we had a net loss of $2,479,048 and negative cash flows from operating activities of $2,155,014. Since our inception and through December 31, 2006, we have an accumulated deficit of $8,297,717 and a stockholders’ deficiency of $535,632. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability, or an inability to obtain additional financing could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates.

We may not obtain the necessary United States or international regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize our product candidates in the United States and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain regulatory approval of any of our product candidates, we must submit regulatory filings including scientific and technical data and information demonstrating that the product candidate is safe and effective for its intended use. This demonstration requires significant research and animal tests. Satisfaction of the regulatory requirements may take many years, depending upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the regulatory authorities consider safe and effective for indicated uses. The FDA and other regulatory authorities have substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory authority policies and procedures that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our New Animal Drug Applications or Abbreviated New Animal Drug Applications.

We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of any of our product candidates may severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues. In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidates for sale outside the United States.

Our product candidates have not undergone clinical development.

Our intended product candidates have not yet completed clinical studies in the target animal species. We cannot predict with any certainty if or when we might submit regulatory filings for regulatory approval of our product candidates or whether such a regulatory filing will be approved.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Clinical studies, even in animals (as opposed to humans) are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	inability to monitor animals adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	inability to complete formulation process for selected compounds; and

•	interruption in clinical or commercial supply of selected compounds

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our pre-clinical or clinical trials will delay the regulatory filing and, ultimately, our ability to commercialize our product candidates and generate product revenues.

We must make complicated decisions with respect to drugs and technologies and those decisions may not prove correct.

We must make choices as to the drugs that we will combine with our Promist™ technology as well as the acquisition of other technologies to move effectively into the marketplace. We may not make the correct choice of drug or technologies to combine with our Promist™ technology and a combination may not be accepted by the marketplace as we expected or at all. The FDA approval processes may take longer and/or be more costly than anticipated. Funds required to bring our products to market may be more than anticipated or may not be available at all. We have limited experience in development of products and in regulatory matters and bringing such products to market; therefore, we may experience difficulties in making and executing these decisions.

Veterinarians and target animals may not accept or tolerate use of our drugs.

Even if the regulatory authorities approve our product candidates, veterinarians and target animals may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the veterinary community and pet owners about the safety and effectiveness of our drugs;

•	cost-effectiveness of our product relative to competing products;

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program depends upon third-party researchers who are outside of our control.

We depend upon independent investigators and collaborators, such as universities and veterinary hospitals, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our regulatory applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If we have any disagreement with NovaDel regarding the terms of the License Agreement our business may be negatively impacted.

Our products under development are currently based on transmucosal oral mist drug technology that we licensed from NovaDel Pharma Inc. (“Novadel”) pursuant to the License and Development Agreement entered into with NovaDel on June 22, 2004 as amended to date. If there is any disagreement regarding the terms of the NovaDel license agreement, it may have a negative impact on our business by (a) requiring reallocation of resources from the development and commercialization of products to resolving any dispute with NovaDel, and (b) reducing the potential strategic relationships available for the development and commercialization of veterinary products.

Dependence Upon Strategic Relationships.

Part of our strategic plan depends upon the development of strategic relationships with companies that will manufacture and use products incorporating our drug delivery technology. Our prospects will be significantly affected by our ability to sublicense our technology and successfully develop strategic alliances with third parties for incorporation of our technology into products manufactured by others. Strategic alliances may require financial or other commitments by the Company. There can be no assurance that we will be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect.

Necessity of Developing Solutions and Enhancements in a Timely and Effective Manner.

Because of the complexity of our products, internal quality assurance testing and clinical testing may reveal product performance issues or desirable treatment enhancements that could lead us to postpone the release of our products. In addition, the reallocation of resources associated with any postponement could cause delays in the development and release of our other products in development. We may not be able to successfully complete the development of currently planned products in a timely and efficient manner. Any such failure or delay could harm our operating results.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We have signed an agreement with Novartis Animal Health for the development and commercialization of the VEL-504-Promist™ product. We currently have no contract for the manufacture of the VEL-502-Promist™ product. We also have a warehousing and shipping agreement with an animal health company who will supply, store and distribute drug supplies for clinical trials.  If any of our product candidates receive regulatory approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to, among others, the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the regulatory authorities must approve any replacement contractor.

•	NovaDel or other third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
NovaDel or other manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, foreign regulators, the United States Drug Enforcement Agency, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over any third-party manufacturer’s compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the regulatory authorities or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise, or we could pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

We may be unable to successfully expand into new areas of drug delivery technology, which could negatively impact our business as a whole.

We intend to continue to enhance our current technologies and expand our technology base. Even if enhanced or new technologies appear promising during various stages of development, we may not be able to develop commercial applications for them because:

•	the potential technologies may fail clinical studies;

•	it may be difficult to apply the technologies on a commercial scale;

•	the economics of the technologies may not fit market conditions;

•	we may not find an animal health company to adopt the technologies; or

•	we may not receive necessary regulatory approvals for the potential technologies.

We have not yet completed research and development work or obtained regulatory approval for any technologies for use with any drugs. There can be no assurance that any newly developed technologies will ultimately be successful or that unforeseen difficulties will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale-up, marketing, or product distribution related to any such improved technologies or new uses. Any such occurrence could materially delay the commercialization of such improved technologies or new uses or prevent their market introduction entirely.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive regulatory approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic, clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer. Additionally, developments by competitors may render our products or technologies obsolete or non-competitive.

We will compete against fully integrated veterinary pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have veterinary drugs and devices already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and clinical trials;

•	obtaining FDA and other regulatory approvals of animal drugs;

•	formulating and manufacturing animal drugs; and

•	launching, marketing and selling animal drugs.

We intend to sub-license access to our Promist™ products and the failure of any of our third-party licensees to develop, obtain regulatory approvals for, market, distribute and sell our products as planned may result in us not meeting revenue and profit targets

In the event we sign sub-licensing agreements with third-parties, these partners may in some case help us develop, obtain regulatory approvals for, manufacture and/or sell our products. If one or more of these third-party partners fail to pursue the development or marketing of the products as planned or experience unexpected delays and/or difficulties, our revenues and profits may not reach expectations or may decline. We may not be able to control the timing and other aspects of the development of products, because third-party partners may have priorities that differ from ours. We have entered into and may enter into additional agreements with third parties to manufacture and/or sell our products. We cannot control or guarantee a third party’s performance under such an agreement, including a third party’s decision to terminate or otherwise cancel such an agreement if such a unilateral right exists. Therefore, commercialization of products under development may be delayed unexpectedly. Generally speaking, in the near term, we do not intend to have a direct marketing channel to consumers for our Promist™ products. Therefore, the success of the marketing organizations of our third-party partners, as well as the level of priority assigned to the marketing of the products by these entities, which may differ from our priorities, will impact the success of the products incorporating our technologies. Competition in this market could also force us to reduce the prices of our technologies below currently planned levels, which could adversely affect our revenues and future profitability.

We intend to license, acquire or develop other animal health technologies.

In the event we license in, acquire or develop new technologies, such new technologies carry risks associated with scientific success, clinical success, regulatory approval and market success. We may make expenditures associated with the license or acquisition of these new technologies. The investment may not generate income in the near future or ever. We may need to raise additional funds to fund these expenditures.

We are involved in international markets, and this subjects us to additional business risks

We have contracted with vendors for development and manufacturing of our products and intend to out-source the marketing, sales and distribution in the European Union, Asia and the United States. As we expand our geographic market, we will face additional ongoing complexity to our business and may encounter the following additional risks:

•	increased complexity and costs of managing international operations;

•	protectionist laws and business practices that favor local companies;

•	dependence on local vendors;

•	multiple, conflicting and changing governmental laws and regulations;

•	difficulties in enforcing our legal rights;

•	exposure to foreign exchange rate fluctuation;

•	reduced or limited protections of intellectual property rights;

•	political and economic instability; and

•	we will be subject to export control laws of the United States.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing upon the proprietary rights of third parties. To date, we hold certain exclusive patent rights, including rights under United States patents and United States patent applications as well as rights under foreign patents and patent applications, as a result of our 20-year license with NovaDel signed in 2004. We anticipate filing additional patent applications both in the United States and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose; or

•	Whether we are able to maintain our license with NovaDel.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we attempt to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Additionally, our license agreement with NovaDel contains clauses that will allow NovaDel to terminate the license should we be unable to cure a breach of the license agreement. Our breach of the licensing agreement, and subsequent failure to cure such breach in a timely manner, may result in termination of the license agreement which we believe would have a material adverse effect on our business.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we intend for our safety procedures for using, storing, handling and disposing of these materials to comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could have a material adverse affect on our business, financial condition and results of operations.

We rely on key scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our principal scientific, regulatory and medical personnel and advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, including members of senior management, our ability to grow our business will be harmed.

We currently have a small management team. Failure by us to attract competent and qualified personnel will have a material adverse effect on our operations. We will need to hire qualified personnel with expertise in pre-clinical testing, marketing, finance, clinical research and testing, government regulation, formulation, chemistry, process development and manufacturing, and sales and marketing in the animal drug industry. We compete for qualified individuals with numerous companies, universities and other research institutions including the animal health units of large pharmaceutical companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified and competent personnel in a timely manner will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products has an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently do not carry clinical trial insurance or product liability insurance. Even if agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We are controlled by current directors and principal stockholders.

Our executive officers, directors, principal stockholders beneficially own approximately 41% of our outstanding securities. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of our board of directors and the outcome of issues submitted to our stockholders.

We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy requirements under the Sarbanes-Oxley Act of 2002, which will increase our costs and divert management’s time and attention.

We are in a continuing process of establishing controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our Annual Report on Form 10-K with the SEC. This would likely have an adverse affect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock if we are listed on an exchange in the future. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

Our common stock is considered “a penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of the our common stock is likely to be less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the our common stock.

We have never paid dividends.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future.

Because we became public by means of a recapitalization of a private company with a non-operating public company, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a recapitalization of a private company with a non-operating public company. Security analysts of major brokerage firms may not provide coverage for our common stock. Because we became public through a recapitalization, there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage in the future.

The resale of shares offered by this prospectus could adversely affect the market price of our common stock in the public market, should one develop, which result would in turn negatively affect our ability to raise additional equity capital.

Currently, we have outstanding 12,039,804 shares of common stock, none of which are free trading or eligible for transfer under Rule 144. The sale, or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. This prospectus covers the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale 11,071,663 shares of our common stock (including shares of common stock issuable upon exercise of warrants that are registered hereunder). This figure represents approximately 74% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement (assuming the exercise of the warrants for which the underlying common stock is registered hereunder).

When the registration statement that includes this prospectus is declared effective, 11,071,663 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares offered hereby, the selling stockholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if Velcera Pharmaceuticals, Inc. had remained privately held and did not consummate the Recapitalization.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as otherwise required by law, we undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussions in conjunction with Velcera’s financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Business

We are developing a transmucosal oral mist drug delivery technology for use in companion animals. This innovative delivery technology called “PromistTM” may address unmet needs for improved bioavailability, convenience of dosing and dosing compliance in the growing pet pharmaceutical market. We are currently developing two new pet medicines based upon known drugs and the PromistTM technology with expected international approval dates ranging from 2008 to 2012.

Development is underway on two such opportunities.

1.
VEL-504-PromistTM is a potential new patent-protected product in the canine pain management category. Within an estimated global category of approximately $320 million per year, our product would be unique in convenience, speed of absorption and formulation differentiation. Effective May 29, 2007, we entered into an exclusive License and Development Agreement with Novartis. Pursuant to the agreement, we granted to Novartis a royalty-bearing worldwide exclusive right to finish the development and commercialize VEL-504 for pets. In connection with the agreement, we have received certain upfront license fees from Novartis, a portion of which are subject to forfeiture in the event of termination by either party as specified under the agreement. Under the agreement, we are also entitled to receive from Novartis certain milestone payments upon the occurrence of certain events and royalties based on sales of the product.

2.
VEL-502-PromistTM is a potential new patent-protected veterinary product for treating allergic atopic dermatitis in dogs. The options for treating canine allergies are currently very limited and rely largely upon immunosuppressive drugs, e.g., steroids.   VEL-502 is a commonly used human health drug with low bioavailability in canines when administered in conventional forms. However, our studies with PromistTM administration indicate the total drug exposure in the blood stream increased by approximately 30 fold compared to conventional tablet administration. We may be pursuing sub-licensing opportunities with other animal health companies to generate near-term licensing revenues and longer-term royalty streams for VEL-502.

We are also seeking strategic partners for the sub-licensing of PromistTM technology for deployment with patented animal health compounds that could benefit from any of multiple advantages afforded by the technology. The benefits of this delivery over conventional ingested forms are: (a) unique pharmacokinetic characteristics of speed of absorption as well as increased drug bioavailability due to avoidance of the ‘first-pass’ liver metabolism, (b) convenience of dosing with no need for the “patient” to swallow, (c) confidence of dosing with nothing to be spit-out or expelled, (d) potential for improved side effects by the avoidance of the gastro intestinal system, and (e) extended product lifecycle via patented, novel delivery.

In 2004, we entered into a worldwide 20-year license agreement for the exclusive rights to use certain intellectual property protection held by NovaDel, which includes several issued patents with respect to its transmucosal oral spray technology for the delivery of compounds to treat mammals. Pursuant to the terms of the license agreement, NovaDel granted us the exclusive worldwide right to develop and commercialize its metered dose transmucosal oral spray technology for the treatment, prevention, or diagnosis of diseases in non-human mammals.

Research and development expenses are comprised primarily of fees paid to contractors, consultants and outside service providers for laboratory, clinical and manufacturing process studies, licensing of the technology, and other expenses relating to the development, testing and enhancement of our product candidates. We expense research and development costs as they are incurred.

General and administrative expenses consist primarily of salaries and related expenses for executive staff, financial staff and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Our results include non-cash compensation expense as a result of the issuance of restricted stock and stock option grants. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards, or SFAS, No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires us to expense the fair value of all employee options over the vesting period. We selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, we recognized compensation cost for the year ended December 31, 2006 which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). We expect to record additional non-cash compensation expense in the future, which may be significant. In accordance with the modified prospective method, we have not restated prior period results. Prior to January 1, 2006, Velcera accounted for stock options granted to employees under the intrinsic value method per Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost was recorded for the excess, if any, of the quoted market price, if any, of the fair value of the shares subject to the options over the exercise price at the date of grant.

Results of Operations

Three Months Ended March 31, 2007 and 2006

General and administrative expenses: For the three months ended March 31, 2007, general and administrative expense was $520,550 compared to $266,485 for the three months ended March 31, 2006, representing an increase of $254,065. This increase is mainly attributable to the following: (1) a $125,000 charge pertaining to the acquisition of Denali Sciences Inc. in connection with the Recapitalization, (2) an increase of approximately $84,000 in professional fees in connection with becoming a public reporting company and the Recapitalization, and (3) an increase of approximately $66,000 in recruiting fees in connection with our search for a full-time Chief Financial Officer.

Research and development expenses: For the three months ended March 31, 2007, research and development expense was $661,931 compared to $597,274 for the three months ended March 31, 2006, representing an increase of $64,657. Research and development expense primarily consists of development costs and patent legal fees associated with the PromistTM technology. This increase in research and development expense was mainly caused by reduced formulation expenses which were fully offset by increased expenditures pertaining to the advancement of the VEL-502 and VEL-504 compounds.

Net Loss: For the three months ended March 31, 2007 our net loss was $1,088,809 compared to a net loss of $794,206 for the three months ended March 31, 2006. This increased net loss of $294,603 is primarily related to higher general and administrative expenses in connection with the Recapitalization and becoming a public reporting company.

Liquidity and Capital Resources

From inception to March 31, 2007, we have incurred an aggregate net loss of $9,386,526 and negative cash flows from operating activities of $7,224,033, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

We have financed our operations from inception through March 31, 2007 primarily through a 2004 equity financing totaling approximately $6.6 million in net proceeds and a February 2007 equity financing totaling approximately $9.1 million in net proceeds (see Recent Financings below). Total cash and cash equivalents as of March 31, 2007 was $8,376,891. We believe that we have sufficient capital to fund our operations through the third quarter of 2008, but will need additional financing thereafter until we can achieve profitability and positive cash flows from operating activities, if ever.

Recent Financings: We completed a private placement offering in February 2007 whereby we raised gross proceeds of approximately $9,998,327 through the sale of 5,346,699 units, each consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share (the “Offering”). The per unit purchase price was $1.87. Each warrant has an exercise price equal to $1.87 per share, and is exercisable through February 27, 2012. The warrants do not have a cashless exercise feature, unless after one year from the date of issuance of a warrant, there is no effective registration statement registering, or no current prospectus available for, the resale of the common stock underlying the warrants held by an investor in the Offering. In that event, the warrants may also be exercised at such time by means of a “cashless exercise” in which the investor shall be entitled to receive a certificate for a certain number of warrant shares as set forth in the warrant held by such investor.

In connection with the Offering, Velcera and Maxim Group, LLC (“Maxim”) entered into a placement agency agreement, as amended pursuant to which we agreed to pay to Maxim for its services as placement agent, compensation in the form of (a) cash commissions equal to 7% of the gross proceeds from the Offering and (b) a warrant (the “Agent Warrant”) to acquire a number of shares of Common Stock equal to 2% of the number of shares issued in the Offering. The Agent Warrant is exercisable for a period of 5 years from the closing of the Offering at an exercise price equal to $2.06 per share and contains a cashless exercise feature. Additionally, we reimbursed Maxim for its out-of-pocket expenses related to the Offering in an amount equal to $50,000, and indemnified Maxim for certain liabilities, including liabilities under the Securities Act.

In connection with the Offering, we agreed to register the common stock and the common stock issuable upon the exercise of the warrants with the SEC on Form SB-2 or other appropriate form. The registration statement must be filed with the SEC no later than April 28, 2007 (“Registration Due Date”). If we fail to file the registration statement with the SEC on or before Registration Due Date, we will be required to pay to each investor in the Offering, as liquidated damages and not as a penalty, an amount, for each month (or portion of a month) in which such delay shall occur, equal to 1% of the purchase price paid by such investor, until we have filed the registration statement with the SEC.

We agreed to make such filings as are necessary to keep the registration statement effective until the date on which all of the shares of common stock held by each investor are fully saleable pursuant to Rule 144 or its other subsections (or any successor thereto) under the Securities Act.  We also agreed to file any additional registration statements necessary to cover any additional shares of common stock issuable pursuant to any adjustments in the warrants and to cover any shares issuable upon payment of dividends in shares of common stock.

We will bear the registration expenses (exclusive of transfer taxes, underwriters’ discounts and commission) of all such registrations required in connection with the Offering; all reasonable costs related to the sale of common stock held by the investors in the Offering under Rule 144, as well as all reasonable fees and expenses of counsel to such investors up to $10,000 in an aggregate amount with respect to the review of any registration statement.

We also provided investors in the Offering with corporate anti-dilution protection in the event of (a) a stock dividend or distribution payable in shares of capital stock (b) a subdivision of outstanding common stock into a larger number of shares, (c) a combination of outstanding common stock into a smaller number of shares or (d) the issuance by reclassification of common stock of any shares of capital stock.

We provided weighted average anti-dilution protection to those investors who invested in our offering of common stock that closed in 2004 covering an aggregate of 2,031,634 shares of common stock (the “2004 Velcera Offering”), in the event we sell common stock for a price per share (or issues securities convertible into common stock with a conversion rate) that is less than the $3.50 per share, subject to exceptions for certain types of issuances (the “2004 Anti-Dilution Rights”). As a result of the 2004 Anti-Dilution Rights, we issued 711,005 shares of common stock to investors who invested in the 2004 Velcera Offering.

Future Financing Needs

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Through March 31, 2007, all of our financing has been through private placements of common stock. We will continue to fund operations from cash on hand and through various sources of capital, including equity and debt instruments. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our current resources, we believe that we have sufficient capital to fund our operations through the third quarter of 2008, but will need additional financing thereafter until we can achieve profitability, if ever.

We have incurred negative cash flow from operations since our inception. We have spent, and we expect to continue to spend, substantial amounts in connection with implementing our business strategy, including planned product development efforts, clinical trials, and research and discovery efforts. Given the current and desired pace of development of our two product candidates, over the next 12 months we estimate that that our research and development expenses will be approximately $6.0 million, including manufacturing process and scale-up and internal salaries for fully devoted R&D staff. We will need approximately $2.5 million for general and administrative expenses during the next 12 months.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	the progress of research activities;

•	the number and scope of research programs;

•	the progress of pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we may enter into research and development agreements;

•	the amount of sub-licensing revenue earned;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	the cost involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the cost and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner then planned or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. It is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for the period from April 1, 2007 through March 31, 2008 is to continue implementing our business strategy, including the clinical development of our two product candidates. We expect our principal expenditures during the next 12 months to include:

•	operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses.

As part of our planned expansion, we anticipate hiring up to 3 additional full-time employees devoted to research and development activities and up to 2 additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. As indicated above, at the current and desired pace of clinical development our two product candidates, during the next 12 months we expect to spend approximately $6.0 million on clinical development and research and development activities and expend approximately $2.5 million on general and administrative expenses, including approximately $120 thousand in rent.

Research and Development Projects

VEL-504 PromistTM

We have entered our first PromistTM-based pharmaceutical product into full development using an active ingredient referred to as VEL-504. This active ingredient is approved for use in dogs in all major country markets in the pain management therapeutic category. VEL-504 in the Promist™ form is expected to show bioequivalence to the approved pioneer product which has been shown to be safe and effective in the major pet markets of North America and Europe. Because canine pain management products require daily dosing, the improved convenience of Promist™ delivery is anticipated to be the primary advantage of VEL-504 over other products in the category.

A product formulation has been selected, clinical supplies are being manufactured under GMP conditions and a contract manufacturer has been selected for international markets. USA clinical trials are expected to be underway in mid-2007. Regulatory plans have been established and meetings have been held with the regulatory authorities in the United States, European Union, Australia and New Zealand. Because VEL-504 is expected to show bioequivalence with the commercial pioneer product, the regulatory hurdles may be reduced in some countries.

Effective May 29, 2007, we entered into an exclusive License and Development Agreement with Novartis. Pursuant to the agreement, we granted to Novartis a royalty-bearing worldwide exclusive right to finish the development and commercialize VEL-504 for pets. In connection with the agreement, we have received certain upfront license fees from Novartis, a portion of which are subject to forfeiture in the event of termination by either party as specified under the agreement. Under the agreement, we are also entitled to receive from Novartis certain milestone payments upon the occurrence of certain events and royalties based on sales of the product.

VEL-502 PromistTM

Our second planned product to be delivered by PromistTM technology contains an approved human drug referred to as VEL-502, for use in treating allergic atopic dermatitis in dogs. VEL-502 is approved for human use, but has shown only marginal effectiveness in dogs in conventional tablet form. We have identified the canine allergic atopic dermatitis market as a major unmet need in vet medicine that could potentially be served with a new product based upon a human health allergy drug in a Promist™ form that avoids first-pass liver metabolism.

  When VEL-502 is administered via PromistTM, the pharmacokinetic profile achieved has been found to be superior to that achieved by tablet administration at the same dose. Delivery with Promist™ technology resulted in total drug exposure which was approximately thirty times greater than with a tablet. The results of this study demonstrate that using Promist™ technology may significantly alter the plasma profile of VEL-502.

We have conducted two pilot field efficacy trials with VEL-502-PromistTM in client-owned dogs under an FDA Investigational New Animal Drug filing (INAD). The first trial was for 28 days in a non-blinded design. The favorable results of this trial led us to conduct a second trial for 35 days in a blinded, placebo-controlled design. The results of the clinical trials indicate that VEL-502 administered via Promist™ is effective in controlling pruritus in allergic dogs as a sole therapy for a clinically significant period. It also suggests that there may be a portion of dogs with allergies where periodic concomitant therapy may be beneficial depending on the severity of the allergic condition and the degree of allergen exposure to each individual dog. VEL-502-Promist™ has been entered into a formulation development program. Although current VEL-502 development plans are focused on the dog, we believe a VEL-502-PromistTM product may also have potential application in the equine market. We will require additional financing to complete the development of VEL-502 Promist™.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Revenue Recognition: While we have not generated significant revenues and are considered to be in the development stage, we have entered into licenses and other arrangements. These arrangements are often complex as they may involve license, development and manufacturing components. Licensing revenue recognition requires significant management judgment to evaluate the effective terms of agreements, the Company’s performance commitments and determination of fair value of the various deliverables under the arrangement. SEC Staff Accounting Bulletin No. 101, or SAB 101, superseded in part by SAB 104, provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 104 establishes the SEC’s view that it is not appropriate to recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. SAB 104 also requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. In addition, we follow the provisions of Emerging Issues Task Force (“EITF”) issue EITF 00-21, Revenue Arrangements with Multiple Deliverables, which addresses certain aspects of revenue recognition for arrangements that include multiple revenue-generating activities. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. Our ability to establish objective evidence of fair value for the deliverable portions of the contracts may significantly impact the time period over which revenues will be recognized. For instance, if there is no objective fair value of undelivered elements of a contract, then we may be required to treat a multi-deliverable contract as one unit of accounting, resulting in all revenue being deferred and recognized over the entire contract period. EITF 00-21 does not change otherwise applicable revenue recognition criteria. In arrangements where the deliverables cannot be separated, revenue related to up-front, time-based and performance-based payments is being recognized over the entire contract performance period. For major licensing contracts, this results in the deferral of significant revenue amounts where non-refundable cash payments have been received, but the revenue is not immediately recognized due to the long-term nature of the respective agreements. Subsequent factors affecting the initial estimate of the effective terms of agreements could either increase or decrease the period over which the deferred revenue is recognized.

Due to the requirement to defer significant amounts of revenue and the extended period over which the revenue will be recognized, along with the requirement to amortize the prepaid license discount and certain deferred development costs over an extended period of time, revenue recognized and cost of sales may be materially different from cash flows.

On an overall basis, our reported revenues can differ significantly from billings and/or accrued billings based on terms in agreements with customers.

Research and development: Research and development expenditures are expensed as incurred. We often contract with third parties to facilitate, coordinate and perform agreed upon research and development activities. To ensure that research and development are expensed as incurred, we measure and record prepaid assets or accrue expenses on a quarterly basis for such activities based on the work performed under the contracts. These contracts typically call for the payment of fees for services at the initiation of the contract and/or upon the achievement of certain project milestones. In the event that we prepay fees for future milestones, we record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most professional fees are incurred throughout the contract period. These professional fees are expensed based on their percentage of completion at a particular date. These contracts generally include pass through fees. Pass through fees include, but are not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs including shipping and printing fees. Because these fees are incurred at various times during the contract term and they are used throughout the contract term, we record them as incurred.

Stock-based compensation: Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires us to expense the fair value of all employee options over the vesting period. We selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, we recognized compensation cost for the year ended December 31, 2006 which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). In accordance with the modified prospective method, we have not restated prior period results.

We account for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing method in accordance with SFAS 123R and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of our common stock and amortized to consulting expense over the related vesting period.

Competition

We compete against fully integrated veterinary pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have veterinary drugs, technologies and devices already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do.

The largest veterinary pharmaceutical companies are global in reach and the ten largest companies account for approximately 80% of global animal health sales. These multinational companies have significant research and development resources to compete with our own. Because of the highly technical and scientific nature of product development in this field, competitive advantage can be created with unique expertise, rapid technological advances and with proprietary intellectual property rights.

We anticipate entering into collaborative relationships, e.g., licensing, sub-licensing, joint development, distribution agreements, etc., with large veterinary pharmaceuticals companies. While these relationships are intended to improve our competitive position, they may also intensify the competition between a collaborative partner and another competitor.

Intellectual Property and License Agreements

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. Currently, we have obtained license rights to each of our product candidates, and have either obtained or applied for patent protection for such products. With respect to these products, we do not anticipate significant expenses in obtaining and maintaining patent protection on our (and our licensees) behalf, unless and until a claim or assertion of infringement arises. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. See “Risk Factors -- If we fail to adequately protect or enforce our intellectual property rights, or if NovaDel, our Licensor, fails to adequately protect or enforce their intellectual property rights, or secure rights to patents of others, the value of our intellectual property rights would diminish,” above.

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we attempt to require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Government Regulation and Product Approval

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our new animal drug products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the Food and Drug Administration (“FDA”) regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Animal Drug Applications (“NADAs”), warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. can include:
•	Preclinical laboratory tests in laboratory species, including toxicology studies, and formulation studies;

•
Adequate and well-controlled target animal safety and clinical trials to establish the safety and effectiveness of the drug for each indication, all conducted under an Investigational New Animal Drug Application (“INAD”);

•	Submission to the FDA of an NADA;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and

•	FDA review and approval of the NADA.

Preclinical tests can include laboratory evaluation of product chemistry, toxicity, and formulation, as well as preliminary target animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements.

Clinical trials involve the administration of the investigational new animal drug to target animal species under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol is generally reviewed with the FDA prior to the initiation of a study.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NADA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all.

Before approving an NADA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless current Good Manufacturing Practice (“cGMP”) compliance is satisfactory. If the FDA evaluates the NADA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in many cases, an approvable letter followed by an approval letter. Both letters can contain conditions that must be met in order to secure final approval of the NADA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. In some instances, as a condition of NADA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NADA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NADA, including withdrawal of the product from the market.

Employees

Currently we have 7 employees, 5 of which are full-time, and 2 of which are part-time employees. Effective as of May 14, 2007, Velcera, Inc. appointed Matthew Hill as its Chief Financial Officer. John Knox, our former principal financial officer, will remain with us on a consulting basis while our back office operations are transferred to our headquarters. We will compensate Mr. Knox’s employer, Paramount BioCapital Investments, LLC, for the use of his services.

Description of Property

Our principal offices are located at 201 Corporate Drive, Langhorne, Pennsylvania. We rent these furnished offices from Steadman Consulting Co., LLC for $2,600 per month under an open-ended lease with a 60-day notice period for termination. Our chief executive officer, Dennis Steadman, is the managing member of Steadman Consulting Co., LLC.

On April 20, 2007, we signed a lease agreement with Liberty Property Limited Partnership for 4,222 square feet of office space at 777 Township Line Road, Yardley, Pennsylvania 19067 for a term of 62 months beginning the later of July 1, 2007 or the date when certain improvements to the premises by the landlord are substantially complete.

Legal Proceedings

We are not involved in any pending legal proceedings and are not aware of any threatened legal proceedings against us.

Management

The following table sets forth the name and position of each of our directors and executive officers:

Directors and Executive Officers

Name	Age	Positions

Dennis F. Steadman	54	Chief Executive Officer and Director
John Michael Preston	60	Chairman of the Board of Directors
Peter M. Kash	45	Vice Chairman of the Board of Directors
Stephen C. Rocamboli	36	Secretary and Director
Joshua A. Kazam	30	Director
Jason Stein, M.D.	34	Director
Kevin R. Vasquez	50	Director
Matthew C. Hill	38	Chief Financial Officer
Antonio Benitz	58	Vice President, Research and Development
David M. Petrick	57	Vice President, Regulatory Affairs

Dennis F. Steadman, President, Chief Executive Officer and Director

Mr. Steadman has served as our Chief Executive Officer and as a director since May 2004. Prior to joining Velcera, Mr. Steadman founded Valorum Associates Ltd. where he served as its President, providing executive management and strategic advisory services to animal health and related industries. From its creation in 1997 until 2001, Mr. Steadman held the position of Vice President, North American Operations and Global Management Committee Member with Merial Ltd., a leading animal health company, where he successfully lead the integration of the veterinary businesses of Merck AgVet and Rhone Poulenc (Sanofi-Aventis) in North America. From 1994 to 1997, Mr. Steadman was Vice President of U.S. Operations for Merck AgVet, and prior to which he was responsible for Pacific Region Operations. Prior to joining Merck, Mr. Steadman was with Chase Econometrics (subsidiary of Chase Manhattan Bank) for more than a decade conducting business research and providing consulting services to the agri-business sector. Mr. Steadman holds a Master of Science degree in Agricultural Economics from Pennsylvania State University with a focus on marketing and statistics, a B.S. degree from Pennsylvania State University in Agricultural Business Management, and has completed an Executive Program in Finance at the Harvard Business School.

John Michael Preston, BVMS, PhD, MRCVS, Chairman of the Board of Directors

Dr. Preston has served as a director of Velcera since May 2004. From 1997 to 2000, Dr. Preston was the founding Executive Chairman of Merial, a large animal health and poultry genetics company. From 1993 to 1997, he was President of Merck AgVet and served on the Management Committee of Merck & Co Inc. From 1987 to 1991, Dr. Preston held worldwide responsibility for animal health product development within Merck. Dr. Preston is also a former member of the board of directors of Astra Merck Inc. and Johnson & Johnson - Merck. Dr. Preston obtained his veterinary degree from the University of Glasgow and a PhD from the London School of Hygiene and Tropical Medicine. Dr. Preston is an honorary Professor in the Department of Clinical Studies at the University of Glasgow Veterinary School.

Peter M. Kash, Vice Chairman of the Board of Directors

Mr. Kash has served as a director of Velcera since May 2004. Since September 2004, he has been a partner in Two River Group Holdings, LLC and the President of Riverbank Capital Securities, Inc., a NASD broker-dealer specializing in conducting private placement financings for public and private development stage biotechnology companies. From 1991 to September 2004, Mr. Kash served as senior managing director at Paramount BioCapital Investments, LLC. Prior to his employment with Paramount BioCapital Investments, LLC, Mr. Kash was employed at Shearson Lehman Hutton. Mr. Kash also currently serves as a director of several privately held companies. Mr. Kash has served as an Associate Professor of Marketing at Polytechnic University, as an Adjunct Professor of Entrepreneurship and International Venture Capital at the Wharton School of Business at the University of Pennsylvania, and as an Entrepreneur in Residence at Pace University and at Ball State University. He was also a Professor of Entrepreneurship at the Sy Syms School of Business and currently serves as a Visiting Professor of Entrepreneurship at the Graduate School of Business at Nihon University in Tokyo. Mr. Kash earned his B.S. in Management Science from SUNY Binghamton and his M.B.A. in Banking and International Finance from Pace University. In 2001, Mr. Kash published his first book, Make Your Own Luck.

Stephen C. Rocamboli, Director and Secretary

Mr. Rocamboli has served as a director and as secretary of Velcera since May 2004. Mr. Rocamboli has been a Senior Managing Director and the General Counsel of Paramount BioCapital, Inc. since September 2004. From September 1999 to August 2004, Mr. Rocamboli was the Deputy General Counsel of Paramount BioCapital, Inc. Mr. Rocamboli also serves as chairman of the board of directors of VioQuest Pharmaceuticals, Inc. (OTCBB:VQPH). Mr. Rocamboli also serves as a member of the board of directors of several privately held development stage biotechnology companies. Mr. Rocamboli received his B.A. degree from The State University of New York at Albany, and his J.D. from Fordham University School of Law.

Joshua A. Kazam, Director

Mr. Kazam has been a director of Velcera since our inception. Since September 2004, he has been a partner in Two River Group Holdings, LLC, a New York based venture capital group focused on creating new companies to in-license and develop novel technologies. From July 1999 to September 2004, Mr. Kazam served as a managing director at another venture firm, where he was responsible for the operations of venture investments. Mr. Kazam also currently serves as a director of several privately held companies. Mr. Kazam is a graduate of the Wharton School of the University of Pennsylvania.

Jason Stein, M.D., Director

Dr. Stein has served as a director of Velcera since May 2004.   Dr. Stein is currently founder and co-chairman of Actin Capital LLC and Actin Biomed LLC, each New York based healthcare investment firms.  Previously, Dr. Stein served as the Senior Analyst at Paramount BioCapital Asset Management, Inc., where he  was  responsible for medical, scientific, and financial research of pharmaceutical products and technologies, since January 2000.  Dr. Stein currently serves of the board of directors of Chelsea Therapeutics International, Ltd. (OTCBB: CHTP). Dr. Stein is also an officer or director of several other privately held development-stage biotechnology companies. Dr. Stein received his undergraduate degree from the University of Michigan and his medical degree from Saba University.

Kevin R. Vasquez, Director

Mr. Vasquez became a director of Velcera in July 2005. Since July 2005, Mr. Vasquez has held the position of President and Chief Executive Officer and Director of Butler Animal Health Supply, the largest veterinary distributor of animal health products in the United States with sales approaching $1 billion. Prior to being named Chief Executive Officer of Butler, Mr. Vasquez served as President and Chief Operating Officer from 2003 to 2005 and Executive Vice President & Chief Operating Officer from 1999 to 2003. In addition he has served the animal health industry as a member of the board of directors of the National Cattlemen’s Association, the American Feed Industry Association, and the American Veterinary Distributors Association. He is also a past chairman of the national AFIA Animal Health Committee. Vasquez holds a B.S.B.A. in Marketing from Western Carolina University as well as an MBA from Central Michigan University.

Matthew C. Hill, CPA, Chief Financial Officer

Mr. Hill joined Velcera as Chief Financial Officer in May 2007. Prior to joining Velcera, Mr. Hill was Chief Financial Officer and Secretary of EP MedSystems, Inc., a publicly-held medical device company from March 2003 through May 2007. From 1994 through 2002, Mr. Hill held various positions, up to the level of senior manager, with Grant Thornton LLP, the U.S. member firm of the international accounting and auditing organization of Grant Thornton International. Mr. Hill is a CPA and holds a Bachelors of Science degree from Lehigh University.

Antonio (Tony) Benitz, DVM, MS, Vice President, Research and Development

Dr. Benitz joined Velcera as Vice President, Research and Development in 2004. Prior to joining Velcera, he was Vice President of Research and Development for Pharmacia Animal Health from 1999 to 2003 where he was head of a global Research and Development group that brought several new products to market. Following the acquisition of Pharmacia by Pfizer in 2003 he was responsible for the integration of both legacy research and development teams at the Kalamazoo, MI site until he departed in 2004. Prior to joining Pharmacia, he was Director of Research and Development, North America for Hoechst-Roussel Vet (Intervet) from 1996 to 1999. He also spent 8 years with Merck Animal Science Research and five years with Schering-Plough Animal Health. He is a veterinarian with experience in building and running a private companion animal practice. Dr. Benitz earned a B.S. degree with honors from the University of California, Davis; a Master of Science degree in reproductive physiology from the University of Illinois; and a Doctor of Veterinary Medicine degree from the University of Saskatchewan, Canada.

David Petrick, VMD, JD, Vice President, Regulatory Affairs

Dr. Petrick joined Velcera part-time as Vice President, Regulatory Affairs in 2004. Prior to joining Velcera, Dr. Petrick spent 15 years as the head of Worldwide Regulatory Affairs for Schering-Plough Animal Health Corporation. Prior to Schering-Plough, Dr. Petrick was employed by American Cyanamid Company for 10 years in the Program Development and Regulatory Affairs groups. Prior to Cyanamid, he was base veterinarian in the US Air Force. Dr. Petrick obtained his veterinary degree from the University of Pennsylvania and also holds a J.D. from the Seton Hall University School of Law.

Executive Compensation

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2006 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis F. Steadman Chief Executive Officer and President	2006	$255,000	$175,000 (3)	-0-	-0-	-0-	$430,000
Antonio Benitz Vice President, Research and Development	2006	$235,000	$100,000 (4)	$159,840 (5)	-0-	$375,000 (8)	$869,840
David M. Petrick Vice President, Regulatory Affairs	2006	$96,000	-0-	$118,725 (6)	-0-	$225,000 (9)	$439,725
Jay Lobell Former Chief Executive Officer and President (7)	2006	-0-	-0-	-0-	-0-	-0-	-0-

(1)
Our named executives are eligible for discretionary annual bonuses based on their performance for each year of employment and are granted at the discretion of our board of directors. Furthermore, Mr. Steadman has a $100,000 annual guaranteed bonus based upon his employment contract.

(2)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) of stock option awards, and may include amounts from awards granted in and prior to fiscal year 2006. Assumptions used in the calculation of this amount for employees are identified in footnote one to Velcera’s financial statements for the year ended December 31, 2006.

(3)
Represents a guaranteed bonus for Mr. Steadman of $100,000 pursuant to the terms of his employment agreement and a $75,000 discretionary bonus relating to Mr. Steadman’s performance for the period from May 1, 2005 to April 30, 2006 which as of December 31, 2006, have not been paid.

(4)
Represents a discretionary bonus for Dr. Benitz pursuant to the terms of his employment agreement relating to Dr. Benitz‘s performance for the period from November 1, 2005 to October 31, 2006 which as of December 31, 2006, has not been paid.

(5)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), of the following stock option awards: (i) the vesting of one-third of 125,000 option shares granted on October 18, 2004 at an amended exercise price of $3.50 per share; (ii) the vesting of one third of 10,000 option shares granted on November 1, 2005 at an exercise price of $3.50 per share.

(6)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), of the vesting of one-third of 80,000 option shares granted on July 7, 2004 at an amended exercise price of $3.50 per share.

(7)	Mr. Lobell served as Chief Executive Officer and President of Denali Sciences, Inc. from its inception in August 2005 until the Recapitalization on February 27, 2007.

(8)
Reflects the fair value of the issuance to Dr. Benitz on June 1, 2006 of 100,000 shares of restricted stock, which becomes unrestricted based upon certain future events, issued to compensate Dr. Benitz for the amendment of his October 18, 2004 option grant to increase the original exercise price of $0.70 per share to $3.50 per share, the fair market value of our common stock on the date of grant. The sole purpose of the amendment to the option agreement and the issuance of restricted stock to Dr. Benitz was to amend the exercise price of the option in order to comply with Section 409A of the Internal Revenue Code.

(9)
Reflects the fair value of the issuance to Dr. Petrick on June 1, 2006 of 60,000 shares of restricted stock, which becomes unrestricted based upon certain future events, issued to compensate Dr. Petrick for the amendment of his July 7, 2004 option grant to increase the original exercise price of $0.70 per share to $3.50 per share, the fair market value of our common stock on the date of grant. The sole purpose of the amendment to the option agreement and the issuance of restricted stock to Dr. Benitz was to amend the exercise price of the option in order to comply with Section 409A of the Internal Revenue Code.

Employment Agreements with Executives

President & Chief Executive Officer

On June 12, 2007, we entered into an employment agreement with Dennis F. Steadman pursuant to which Mr. Steadman agreed to continue to serve as the Company’s President and Chief Executive Officer. Mr. Steadman’s previous employment agreement dated April 20, 2004 expired on May 2, 2007. The term of the employment agreement commenced on June 8, 2007 and continues through December 31, 2007. The term automatically renews on January 1, 2008 and on each successive anniversary date thereof for a one-year period unless written notice is given by the Company or Mr. Steadman of its or his intention not to extend the term at least 60 days prior to December 31, 2007 or such subsequent anniversary date, as the case may be. The agreement provides that Mr. Steadman will receive a base salary of $275,000 each year and will be eligible to receive an annual bonus having an aggregate value of $300,000, prorated for the period from May 1, 2007 to December 31, 2007 subject to agreed upon goals. The bonus is payable 60% in cash as a lump sum payment on or before March 15th of the following calendar year and 40% in common stock of the Company. The board of directors of the Company will consider increases to the bonus on an annual basis. Mr. Steadman is also eligible to receive additional bonuses of $50,000 in connection with the Company’s acquisition, in-licensing, or adoption of new products and technologies. The agreement also provides that Mr. Steadman is entitled to receive total stock options relating to 280,000 shares of the Company’s common stock. The stock options were issued by the Company on May 25, 2007 under the Company’s 2007 Stock Incentive Plan at an exercise price of $1.87 per share.

The agreement generally provides that if Mr. Steadman’s employment is terminated by the Company without “cause” (as defined in the agreement) and not in connection with a “change of control” (as defined in the agreement) or if he terminates his employment for “good reason” (as defined in the agreement), the Company will pay Mr. Steadman (i) his base salary for a period of 12 months following such termination, (ii) a lump sum on the date of any termination any expense reimbursement owed through that date, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. The agreement also provides for compensation in the event Mr. Steadman’s employment is terminated by the Company prior to and as a result of, or within one year following a change of control resulting in the Company or its stockholders receiving at least a certain threshold in value. Upon the occurrence of such event, the Company shall pay to Mr. Steadman (i) one year’s base salary in a lump sum, (ii) his expense reimbursement amounts through the date of the change of control, (iii) $300,000 in cash, and (iv) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. In the event, Mr. Steadman’s employment is terminated by the Company prior to and as a result of, or within one year following a change of control resulting in the Company or its stockholders receiving less than a certain threshold in value, then the Company shall pay to Mr. Steadman (i) 6 months base salary in a lump sum, (ii) his expense reimbursement amounts through the date of the change of control, and (iii) an additional amount in cash equal to $822.00 multiplied by the number of days the Company employed Mr. Steadman during the then current calendar year. The agreement contains other customary terms that are standard in our industry.

Chief Financial Officer

Velcera and Mr. Hill entered into an employment letter agreement dated April 3, 2007 whereby Mr. Hill will serve as Velcera’s Chief Financial Officer on an at-will basis. The agreement provides for an initial annual base salary of $186,000 and the opportunity for Mr. Hill to earn an annual discretionary bonus in an amount up to 30% of Mr. Hill’s then current annual base salary. The employment agreement also provides that Mr. Hill will receive an option to purchase 100,000 shares of our common stock at an exercise price of $1.87 per share. The option vests in three equal annual installments, commencing on May 14, 2008. Subject to certain exceptions, in the event Mr. Hill’s employment is terminated by Velcera within one year following a “change of control” (as defined in the employment letter agreement), Mr. Hill is entitled to receive on the date of termination an amount equal to his then current annual base salary, an amount equal to the mid-point of Mr. Hill’s then annual discretionary bonus range, and all unvested portions of his stock option grant will vest. Additionally, if Velcera terminates Mr. Hill without “cause” (as defined in the employment letter agreement), Mr. Hill is entitled to a severance payment equal to three months of his then monthly base salary.

Vice President, Research and Development

On September 1, 2004, Antonio Benitz, DVM, MS accepted an at-will position with us to serve as our Vice President, Research and Development. Dr. Benitz receives an annual base salary of $235,000 and is also eligible for a bonus, at the discretion of our board of directors, of up to 60% of his base salary.  Additionally, Dr. Benitz is eligible to receive additional cash bonuses upon (a) the acceptance for review by the FDA (or its European equivalent) of each sponsored product during the term his employment with us and (b) final approval by the FDA (or its European Equivalent) for each sponsored product during the term of his employment with us. Also, in conjunction with his employment, we granted Dr. Benitz options to purchase 135,000 shares of our common stock, which currently have an exercise price equal to $3.50 per share. These options vest in equal parts on each of the first three (3) anniversaries of the respective grant dates, in each case only if Dr. Benitz remains employed by us at such times. On April 27, 2006, in connection with the repricing of such options, we granted Mr. Benitz 100,000 shares of restricted stock, which vest upon certain liquidity events, including, without limitation, 180 days following the date upon which our common stock is tradable on the Over the Counter Bulletin Board.

Vice President, Regulatory Affairs

On July 7, 2004, David Petrick, DVM, JD accepted a part-time at-will position with us to serve as our Vice President, Regulatory Affairs. Dr. Petrick receives an annual base salary of $96,000 and is also eligible to receive additional cash bonuses upon (a) the acceptance for review by the FDA (or its European equivalent) of each sponsored product during the term his employment with us and (b) final approval by the FDA (or its European Equivalent) for each sponsored product during the term of his employment with us. Also, in conjunction with his employment with us, we granted Dr. Petrick options to purchase 80,000 shares of common stock, which currently have an exercise price equal to $3.50 per share. These options vest in equal parts on each of the first three (3) anniversaries of Dr. Petrick’s employment with us, in each case only if Dr. Petrick remains employed by us at such times. On April 27, 2006, in connection with the re-pricing of such options, we granted Mr. Petrick 60,000 shares of restricted stock, which vest upon certain liquidity events, including, without limitation, 180 days following the date upon which our common stock is tradable on the Over the Counter Bulletin Board.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and non-vested stock award held by each of our named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dennis F. Steadman	-0-	-0-				86,342	$161,460
Antonio Benitz	86,667	48,333		3.50	10/18/2014 11/1/2015 (2)	100,000	$187,000
David M. Petrick	53,334	26,666		3.50	7/7/2014	60,000	$112,200

(1)
All options granted pursuant to our 2003 Stock Incentive Plan, as amended. Pursuant to the 2003 Stock Incentive Plan, options vest in equal amounts annually over three years, with the first third vesting on first anniversary of the grant date and each vesting date subject to continued employment with us on each such date.

(2)	Reflects two separate options grants of which 125,000 options expire on October 18, 2014 and 10,000 options expire on November 1, 2015.

Severance and Change of Control Arrangements

See “-- Employment Agreements with Executives” above for a description of the severance and change of control arrangement with Mr. Steadman and Mr. Hill.

Our board of directors, or a committee thereof, serving as plan administrator of our 2003 Stock Incentive Plan and our 2007 Stock Incentive Plan, has the authority to provide for accelerated vesting of the options granted to our named executive officers and any other person in connection with changes of control. This description constitutes only a summary of the relevant terms of our 2003 Stock Incentive Plan and our 2007 Stock Incentive Plan.

Executive Compensation under the 2003 Stock Incentive Plan

We have outstanding 438,630 stock options issued under our 2003 Stock Incentive Plan at exercise prices ranging from $0.10 to $3.75 per share, of which 215,000 have been issued to the named executives.

Executive Compensation under the 2007 Stock Incentive Plan

On May 24, 2007, our Board of Directors adopted and approved our 2007 Stock Incentive Plan and reserved 2,000,000 shares of the Company’s common stock under the that plan. We have outstanding 390,000 stock options issued under that plan all at exercise prices of $1.87 per share, of which 380,000 have been issued to the named executives or directors

Director Compensation

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Dr. John M. Preston	$25,000	-0-	-0-	$25,000
Stephen C. Rocamboli	-0-	-0-	-0-	-0-
Joshua A. Kazam	-0-	-0-	-0-	-0-
Peter M. Kash	-0-	-0-	-0-	-0-
Dr. Jason Stein	-0-	-0-	-0-	-0-
Kevin R. Vasquez	-0-	-0-	-0-	-0-

On May 24, 2007, our board of directors approved an director compensation plan whereby directors will be entitled to receive compensation beginning this year as follows:

•	$35,000 in yearly cash compensation for the position of non-executive chairman of the board;
•	$10,000 in yearly cash compensation for the chairman of the audit committee;
•
Annual grants on May 1st of each year (although the 2007 grant was made on May 24, 2007) of an option to purchase 25,000 shares of the Company’s common stock to all members of the board of directors, vesting ratably over 3 years; and

•
An additional annual grant on May 1st of each year (although the 2007 grant was made on May 24, 2007) of an option to purchase 5,000 shares of the Company’s common stock to the chairman of the compensation committee, also vesting ratably over 3 years.

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of June 21, 2007 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)(1)

Dennis F. Steadman (2)	265,775	2.2%

Matthew C. Hill	0	***

Antonio Benitz (3)	186,666	1.5%

David Petrick (4)	147,500	1.2%

John M. Preston (5)	97,158	***

Stephen C. Rocamboli (6)	286,056	2.4%

Jason Stein, M.D. (7)	303,088	2.5%

Kevin Vasquez (8)	71,826	***

Joshua Kazam (9)	509,890	4.2%

Peter Kash (10)	362,269	3.0%

Visium Capital Management, LLC (11) c/o Balyasny Asset Management, LP 650 Madison Avenue New York, NY 10022	2,452,839	19%

Neuberger Berman, LLC (12) 111 River Street Hoboken, NJ 07030	1,002,674	8.1%

Directors and named executive officers as a group, 10 individuals (13)	2,088,460	16.9%
_____________________
* represents less than 1 percent.

(1)
Assumes 12,039,804 shares of Common Stock are outstanding. Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Includes 259,026 shares of common stock sold to Mr. Steadman for $.001 per share pursuant to the terms of his employment agreement and related agreements.
(3)
Includes a restricted stock grant in the amount of 100,000 shares, which vests upon certain liquidity events and options to purchase 86,666 shares of common stock at an exercise price equal to $3.50 per share, which are currently vested.

(4)
Includes a restricted stock grant in the amount of 60,000 shares, which vests upon certain liquidity events and options to purchase 80,000 shares of common stock at an exercise price equal to $3.50 per share, which are currently vested. Includes a warrant to purchase 2,500 shares of common stock at an exercise price equal to $1.87 per share.

(5)
Includes options to purchase 49,338 shares of common stock at an exercise price equal to $0.10 per share, which are currently vested. Includes a warrant to purchase 13,368 shares of common stock at an exercise price equal to $1.87 per share.

(6)	Includes a warrant to purchase 2,673 shares of common stock at an exercise price equal to $1.87 per share.
(7)	Includes a warrant to purchase 6,684 shares of common stock at an exercise price equal to $1.87 per share.

(8)
Includes options to purchase 11,667 shares of common stock at an exercise price equal to $3.50 per share, which are currently vested. Includes a warrant to purchase 20,053 shares of common stock at an exercise price equal to $1.87 per share.

(9)
Includes 141,768 shares of common stock held in trust for the benefit of the children of Peter M. Kash, for which Mr. Kazam is trustee. Mr. Kazam disclaims beneficial ownership of these shares. Also includes a warrant to purchase 8,883 shares of common stock at an exercise price equal to $3.85 per share. Also, includes a warrant to purchase 25,401 shares of common stock at an exercise price equal to $1.87 per share.

(10)
Includes 141,768 shares of common stock held in trust for the benefit of Mr. Kash’s children, for which Mr. Kash disclaims beneficial ownership. Includes a warrant to purchase 8,530 shares of common stock at an exercise price equal to $3.85 per share. Also, includes a warrant to purchase 25,401 shares of common stock at an exercise price equal to $1.87 per share.

(11)
Represents securities held by Atlas Master Fund, LTD, Visium Long Bias Offshore Fund, LTD, Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, LTD and Visium Balanced Fund, LP, for which Visium Capital Management, LLC is the investment advisor. Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, have shared voting and dispositive power with respect to the securities held by these entities. Includes a warrant to purchase 848,562 shares of common stock at an exercise price equal to $1.87 per share.

(12)
Represents securities held by Libertyview Funds, LP, Libertyview Socially Responsible Fund, LP, Libertyview Special Opportunities Fund, LP, and Trust “D” (for a portion of the Assets of the Kodak Retirement Income Plan) for which Neuberger Berman, LLC is the investment advisor. Richard A. Meckler, principal of Neuberger Berman, LLC, has voting and dispositive power with respect to the securities held by these entities. Includes a warrant to purchase 334,224 shares of common stock at an exercise price equal to $1.87 per share.

(13)
Includes 1,747,296 shares of common stock beneficially held by directors and officers, warrants to purchase 113,493 shares of common stock held by certain directors and officers, and options to purchase 201,004 shares of common stock held by certain directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have based our current business plan on exploiting certain exclusive rights to certain intellectual property rights obtained from NovaDel pursuant to the NovaDel License Agreement. Lindsay Rosenwald, M.D., one of our substantial stockholders, and certain trusts for the benefit of Dr. Rosenwald or his children own, in the aggregate, approximately 24% of the outstanding shares of common stock of NovaDel. Stephen C. Rocamboli, one of our directors, is a Senior Managing Director and the General Counsel of Paramount BioCapital, Inc., which is controlled by Dr. Rosenwald. Our Treasurer, John Knox, is an employee of Paramount BioCapital, Inc.

We currently rent office space from Steadman Consulting Co., LLC for $2,600 per month and we have purchased office supplies, computers and furniture from Steadman Consulting LLC for $6,763.87. Our chief executive officer, Dennis Steadman, is the managing member of Steadman Consulting LLC.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the OTC Bulletin Board®.

As of June 21, 2007, we had outstanding 12,039,804 shares of common stock. Additionally, we have outstanding options to purchase an aggregate of 943,630 shares of common stock and warrants to purchase an aggregate of 2,982,325 shares of common stock.

None of our outstanding shares of common stock are currently available for resale to the public under Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1 percent of the number of our then outstanding common shares, which would equal approximately 120,000 shares as of the date of this prospectus. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Quotation of our Common Stock on the OTCBB

We are currently in the process of obtaining a listing of our common stock on the OTC Bulletin Board, or the OTCBB, a regulated quotation service that is administered and regulated by the NASD. Obtaining a quotation on the OTCBB requires the filing of an application, commonly known as Form 211, by a market maker registered with the NASD on behalf of the issuer. With the exception of limited employee hours (less than 10 hours) and nominal attorneys’ fees in preparing information to provide to the market maker for the Form 211, we do not expect to incur significant expenses or fees relating to our quotation on the OTCBB.

If our common stock is eligible for quotation on the OTCBB, we will be subject to an SEC rule that, if we fail to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further limit its liquidity. This would also make it more difficult for us to raise additional capital. In the event we fail to obtain quotation on the OTCBB, or even should we obtain our quotation and maintain it, we may in the future plan to seek listing of our common stock on a national securities exchange.

Unlike the New York Stock Exchange, Nasdaq Stock Market or American Stock Exchange, the OTCBB is not a listing issuer service, market or exchange and does not have continued listing or other corporate governance standards that must be satisfied in order to maintain eligibility for quotation. However, issuers of securities quoted on the OTCBB must remain timely file all periodic and current reports and all other filings required to be made with the SEC, such as annual reports on Form 10-K or 10-KSB, quarterly reports on Form 10-Q or 10-QSB and current reports on Form 8-K. Issuers who become delinquent in their required SEC filings will be removed from the OTCBB after a 30 or 60-day grace period.

Record Holders

As of June 21, 2007, there were 275 holders of record of our common stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2006, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under our equity compensation plans, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans (each as converted pursuant to the Recapitalization):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding (a)) (c)
Equity compensation plans approved by security holders	408,630	2.07	591,370
Equity compensation plans not approved by security holders	--	--	--
Total	408,630	2.07	591,370

Regulation of Penny Stocks

Our common stock meets the definition of a “penny stock” under applicable SEC rules. Broker-dealers who sell penny stocks must satisfy several rules when recommending that their customers purchase penny stock. A summary of those rules is set forth below.

Definition of a Penny Stock. The SEC has adopted several rules regulating transactions involving “penny stocks.” As a general matter, the term “penny stock” means any equity security other than a security:

·	that is a “reported security” as that term is defined by SEC rule, including securities listed on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange,

·	that is issued by an investment company,

·	that is a put or call option issued by the Options Clearing House,

·	that has a price of $5.00 or more,

·	that is registered, or approved for registration upon notice of issuance, on a national securities exchange that makes transaction reports available, subject to restrictions provided in the rule,

·	that is authorized, or approved for authorization upon notice of issuance, for quotation on NASDAQ, subject to restrictions provided in the rule, or

·
whose issuer has (i) net tangible assets of more than $2 million if the issuer has been in business for at least 3 continuous years, and $5 million if the issuer has been in business less than 3 years, or (ii) average revenue of at least $6 million for the last 3 years.

Suitability Determination. The SEC’s rules governing penny stock transactions are designed to ensure that brokers and dealers make a determination that a particular customer is appropriately suited to purchase penny stocks. Accordingly, prior to the sale of a penny stock recommended by the broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer’s account for transactions in penny stocks. The determination requires the broker-dealer to obtain from the customer information concerning the customer’s “financial situation, investment experience, and investment objectives.” Based on this information, the broker-dealer must then reasonably determine that transactions in penny stocks are suitable for the customer and that the customer has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of penny stock transactions. The broker-dealer then must provide the customer with a written statement, to be signed by the customer, that sets forth the suitability determination made by the broker-dealer.

Penny Stock Risk Disclosure Document. At least two business days prior to the initial penny stock transaction with a customer, the broker-dealer must provide to the customer a risk disclosure document, which states clearly that transactions in penny stocks can be very risky and urges the customer to use caution before proceeding with the transaction. The document warns the customer of the lack of liquidity in many penny stocks, the possibility of losing the investment, the need to use caution, and not to rely on the salesperson. The document also sets forth the remedies available to customers in the event the broker-dealer violates the penny stock rules in connection with a transaction with the customer. The risk disclosure document also includes pricing information relating to the penny stock and the compensation paid to the broker-dealer in connection with the transaction.

Monthly Statements. The broker-dealer must also furnish to the customer a statement as of the last day of each month that describes for each penny stock held by the broker-dealer for the customer’s account the price of the security, the number of shares of each penny stock security held for the customer, and the estimated market value of the security. The monthly statement must be sent to the customer within 10 days following the end of each month.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders. With respect to the underlying shares being offered hereby, we would receive gross proceeds of approximately $5,997,405 assuming the exercise of all warrants. To the extent any of these warrants are exercised, we intend to use the proceeds for general working capital and administrative functions.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering prices of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants referenced herein, were arbitrarily determined. The offering price of the common stock offered by this prospectus was determined by the effective price shares were sold to our stockholders in our recent private placement completed on February 27, 2007. Specifically, in our February 27, 2007 private placement, we sold 5,346,699 units of our securities at a purchase price of $1.87 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half of one share of our common stock at an exercise price of $1.87. The price was arrived at by negotiation with the investors in the February 27, 2007 private placement. Therefore, the offering price applicable to the shares offered by the selling stockholders under this prospectus has been established at $1.87.

This offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to seek a listing on the OTCBB as soon as practicable following the effective date of the registration statement that contains this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 11,071,663 shares of our common stock, including 2,982,325 shares issuable upon exercise of warrants.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of June 21, 2007, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

34th Street Dental Floor Offset Plan (1)	18,448	12,299	6,149	18,448	0

34th St. Dental Profit Sharing Plan (2)	18,488	12,299	6,149	18,448	0

Abdalla, Phillip J. and Joyce V., JTWROS	10,800	10,800	0	10,800	0

Ackerman, Neel B. and Martha N., JTWROS	53,999	53,999	0	53,999	0

Allied Diesel Service Inc. Employee Profit Sharing Plan #2 (3)	18,448	12,299	6,149	18,448	0

Arnston, Morris A., Jr.	26,999	26,999	0	26,999	0

Atlas Master Fund, Ltd (4)	139,275	92,850	46,425	139,275	0

Barson, Janet S.	36,898	24,599	12,299	36,898	0

Beck Family Partners, L.P.	19,284	19,284	0	19,284	0

Berg, Mark IRA, Delaware Charter Guarantee & Trust Co. as Custodian	67,498	67,498	0	67,498	0

Berkowitz, Daniel IRA, Pershing LLC as Custodian	32,086	21,391	10,695	32,086	0

Berlinger, Michael	20,053	13,369	6,684	20,053	0

Bernstein, Benjamin	2,659	0	2,659	2,659	0

Bershad, David J.	20,249	20,249	0	20,249	0

Brino Investment Ltd.	19,284	19,284	0	19,284	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Bristol Investment Fund, Ltd.	154,281	154,281	0	154,281	0

Buckham, Edwin A. and Buckham, Wendy F., JTWROS	19,284	19,284	0	19,284	0

Chasanoff, Teddy	20,053	13,369	6,684	20,053	0

Chestnut Ridge Partners, LP (5)	80,212	53,475	26,737	80,212	0

Christakos, Basil	1,104	0	1,104	1,104	0

Clarke, Kevin IRA, Pershing LLC as Custodian	18,448	12,299	6,149	18,448	0

Clearwater Fund I, L.P. (6)	180,481	120,321	60,160	180,481	0

Clearwater Offshore Fund, Ltd. (6)	180,481	120,321	60,160	180,481	0

Clemente, Ann	20,053	13,369	6,684	20,053	0

Corcoran, William	1,361	0	1,361	1,361	0

Cox, Archibald Jr.	57,855	57,855	0	57,855	0

Cranshire Capital, LP (7)	160,428	106,952	53,476	160,428	0

Daniel, Raymond and Gloria June	3,861	3,861	0	3,861	0

Darienzo, Sr., Ralph A.	18,448	12,299	6,149	18,448	0

Denenberg, Linda and Howard	9,720	9,720	0	9,720	0

Desai, Praful	26,999	26,999	0	26,999	0

Domaco Company (8)	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Domaco Venture Capital Fund (8)	29,696	23,012	6,684	29,696	0

Dougherty, Vernon P.	20,249	20,249	0	20,249	0

Dovolis, Gregory J.	9,450	9,450	0	9,450	0

Doyle, J. William	40,499	40,499	0	40,499	0

Dunkin, John O.	40,499	40,499	0	40,499	0

Dweck, Isaac R.	19,284	19,284	0	19,284	0

Elias Sayour Foundation, Inc. (9)	32,086	21,391	10,695	32,086	0

Engelbert, Marc	20,053	13,369	6,684	20,053	0

Falk, Robert I.	20,249	20,249	0	20,249	0

Far Ventures, LLC (10)	29,503	22,819	6,684	29,503	0

Fatoullah, Carol	20,053	13,369	6,684	20,053	0

Fatoullah, Elliot IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Fetz, Robert Craig	10,800	10,800	0	10,800	0

Frankfort, Rose	18,448	12,299	6,149	18,448	0

Funcorp Associates Ltd. (11)	64,171	42,781	21,390	64,171	0

Gaynes, Davis & Barbara - JTWROS	18,448	12,299	6,149	18,448	0

Genzer, Benjamin	20,053	13,369	6,684	20,053	0

Geri Investments N.V. (12)	75,000	50,000	25,000	75,000	0

Glasser, Dean	6,075	6,075	0	6,075	0

GMM Capital	38,571	38,571	0	38,571	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Goad, Rick J.	18,900	18,900	0	18,900	0

Gold, Sandy	18,849	12,566	6,283	18,849	0

Goldenberg, Aaron	20,053	13,369	6,684	20,053	0

Goldenberg, Gloria and Joel Bernstein -- JTWROS	20,053	13,369	6,684	20,053	0

Goldin, Barry	15,000	10,000	5,000	15,000	0

Goldin, Barry & Barbara - JTWROS	15,000	10,000	5,000	15,000	0

Gomberg, Bruce	18,849	12,566	6,283	18,849	0

John A. Goodman Living Trust dated 11/8/05 (13)	13,500	13,500	0	13,500	0

Gottlieb, Jacob	38,570	38,570	0	38,570	0

Green Acres Dental Salary Savings Plan (14)	18,448	12,299	6,149	18,448	0

Grillo, Joan	20,053	13,369	6,684	20,053	0

Gross, John "S"	20,053	13,369	6,684	20,053	0

Grossman, Andrew Profit Sharing Plan, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Grossman, Nanette IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Grunstein, Leonard	19,284	19,284	0	19,284	0

Guardino, Peter E. (15)	9,225	6,150	3,075	9,225	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Gurwicz, Aida IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Haft, Jacob	20,053	13,369	6,684	20,053	0

Harari Family LLC (16)	20,053	13,369	6,684	20,053	0

Hays, Paul R.	6,750	6,750	0	6,750	0

Heinle, James F. and Susan Ford	3,857	3,857	0	3,857	0

Herskowitz, Neil	3,857	3,857	0	3,857	0

Hicks, Catherine	20,053	13,369	6,684	20,053	0

Hight, Norton & Joan - JTWROS	20,053	13,369	6,684	20,053	0

Hight, Randall	32,086	21,391	10,695	32,086	0

Holborn Limited	19,284	19,284	0	19,284	0

Hurd, Madeleine	18,849	12,566	6,283	18,849	0

Imperiale, John IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Incangnoli, Theresa M.	13,500	13,500	0	13,500	0

Industrial Electronics	8,100	8,100	0	8,100	0

Jacobs, Norman	9,450	9,450	0	9,450	0

Jared J. Scharf, Trustee, Trust F/B/O Felicia Mark, Jacqueline Mark and Eric Mark (17)	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Jaroslawicz, David	38,570	38,570	0	38,570	0

Johnson, Roland H.	12,030	8,020	4,010	12,030	0

Kaiden, Scott & Charlotte - JTWROS	20,053	13,369	6,684	20,053	0

Kash, Peter (18)	370,799	0	8,530	8,530	2.0

Kash, Peter & Donna (18)	370,799	50,802	25,401	76,203	2.0

Katzmann, Scott	18,209	0	18,209	18,209	0

Kazam, Bonnie B.	19,284	19,284	0	19,284	0

Kazam, Joshua (18)	509,890	50,802	34,284	85,086	2.8

Kelly, Elaine N.	18,150	12,100	6,050	18,150	0

Kelly, Maura M.	32,086	21,391	10,695	32,086	0

Kelly, William P.	18,849	12,566	6,283	18,849	0

Kessel, Lawrence and Shirley	9,641	9,641	0	9,641	0

Kessler, Howard	9,641	9,641	0	9,641	0

Khan, Asad	3,858	3,858	0	3,858	0

Klein, Robert	13,500	13,500	0	13,500	0

Knox, James and Margaret	4,050	4,050	0	4,050	0

Knox, John (19)	61,273	0	1,893	1,893	*

La Legetaz Private Foundation (20)	64,171	42,781	21,390	64,171	0

Lane, Nancy	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Lazar, Ronald M. (21)	39,725	29,698	10,027	39,725	0

Lazarus, Anita	20,053	13,369	6,684	20,053	0

Lazarus, Claire & Sidney - JTWROS	20,053	13,369	6,684	20,053	0

Levi, James H.	20,100	13,400	6,700	20,100	0

Lewit, Edward & Phoebe - JTWROS	20,053	13,369	6,684	20,053	0

Liatos, John	9,643	9,643	0	9,643	0

Libertyview Funds, LP (22)	431,149	287,433	143,716	431,149	0

Libertyview Socially Responsible Fund, LP (22)	70,188	46,792	23,396	70,188	0

Libertyview Special Opportunities Fund, LP (22)	330,882	220,588	110,294	330,882	0

Lifschitz, Phil	19,286	19,286	0	19,286	0

Lind, Barry J. Revocable Trust, Barry J. Lind TTEE UAD 12/19/89 (23)	96,922	79,464	9,358	88,822	0

Lind Family Investments L.P.	96,922	8,100	0	8,100	0

Linden Growth Partners	9,641	9,641	0	9,641	0

Lisenby, S. Alan	60,748	60,748	0	60,748	0

Lustig, Harvey and Ronnie, JTWROS	17,550	17,550	0	17,550	0

Luvera, Florence E.	18,448	12,299	6,149	18,448	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Market Dynamics, Inc. (24)	80,250	53,500	26,750	80,250	0

Markowitz, Steven	19,450	9,450	10,000	19,450	0

Massaglia, Raymond M.	18,448	12,299	6,149	18,448	0

Matador Investments Pte Ltd	9,641	9,641	0	9,641	0

Maxim Group, LLC (25)	106,933	0	106,933	106,933	0

Mazzer, Mark	9,450	9,450	0	9,450	0

McCarthy, Gerald T.	18,849	12,566	6,283	18,849	0

McEntire, Robert L.	60,083	55,805	4,278	60,083	0

McInerney, Timothy	13,394	0	13,394	13,394	0

Mendelle, Rolanda	18,849	12,566	6,283	18,849	0

Migliaccio, Fabio	5,000	0	5,000	5,000	0

Model, Wolfe F.	20,053	13,369	6,684	20,053	0

Molloy, Fintan & Janice	40,301	33,617	6,684	40,301	0

Mongello, Michael	18,448	12,299	6,149	18,448	0

Morgan Stanley & Co. For Account of Persistency (26)	401,068	267,379	133,689	401,068	0

Mormile-Miglino, Denise	5,000	0	5,000	5,000	0

Moss, Edward & Adena - JTWROS	20,053	13,369	6,684	20,053	0

MRC Computer Corp. Profit Sharing Plan (27)	20,053	13,369	6,684	20,053	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

MSB Family Trust DTD 6/25/93 (28)	61,353	54,402	6,951	61,353	0

Mullen, Michael A.	9,450	9,450	27,000	36,450	0

Nasser, William K.	9,450	9,450	0	9,450	0

Negrin, Renato	38,570	38,570	0	38,570	0

Newton, Susan and Harry, JTWROS	19,305	19,305	0	19,305	0

Osur, Ronald	20,053	13,369	6,684	20,053	0

OZF Investments LLC	347,133	347,133	0	347,133	0

Papadimitropoulos, John	550	0	550	550	0

Pashayan, Richard	5,786	5,786	0	5,786	0

Peterson, William H. Living Trust (29)	18,448	12,299	6,149	18,448	0

Petrick, David M. & Susan K. (19)	120,833	5,000	2,500	7,500	*

Petrozzo, Robert	8,800	0	8,800	8,800	0

Pinney, Michael	17,550	17,550	0	17,550	0

Polak, Anthony G. (30)	59,392	46,024	13,368	59,392	0

Polak, Frederick B.	20,053	13,369	6,684	20,053	0

Polak, Jack IRA, Pershing LLC as Custodian	32,086	21,391	10,695	32,086	0

Polak, Margrit	40,106	26,738	13,368	40,106	0

Pollak, Richard H.	13,500	13,500	0	13,500	0

Ponzio, Nicholas	20,249	20,249	0	20,249	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Porell, Robert L.	3,857	3,857	0	3,857	0

Post, John IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Preston, John M. (18)	97,158	34,452	13,368	47,820	*

Pudelsky, David and Nancy, JTWROS	20,249	20,249	0	20,249	0

Ramsay Investment Pte LTD	1,928	1,928	0	1,928	0

Rehfield, Kenneth IRA, Pershing LLC as Custodian (31)	20,053	13,369	6,684	20,053	0

Reif, Louis R.	40,499	40,499	0	40,499	0

Richardson, Taw. W.	17,550	17,550	0	17,550	0

Riverside Contracting LLC	20,249	20,249	0	20,249	0

RL Capital Partners, LP (32)	139,608	99,501	40,107	139,608	0

Rocamboli, Stephen (18)	286,056	5,347	2,673	8,020	1.85

Roman, Steve	20,053	13,369	6,684	20,053	0

Rosenberg, Sybil IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Rosenman, Michael	9,372	0	9,372	9,372	0

Rosenwald, Lindsay	67,617	0	67,617	67,617	0

Ross, L. David	9,641	9,641	0	9,641	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Roth, Lyon	9,643	9,643	0	9,643	0

Rothman, Henry	18,750	12,500	6,250	18,750	0

Rothschild, Jonathan	20,053	13,369	6,684	20,053	0

Rubin, Jonathan D.	20,053	13,369	6,684	20,053	0

Ruttenberg, David W.	13,500	13,500	0	13,500	0

Safford, Florence	20,053	13,369	6,684	20,053	0

Sanzo, Louis, Jr.	13,500	13,500	0	13,500	0

Scharf, Barbara	20,053	13,369	6,684	20,053	0

Scheinholz, Ivy	20,249	20,249	0	20,249	0

Schiller, Phillip J.	18,900	18,900	0	18,900	0

Shapiro, Andrew & Pat Setji - JTWROS	20,053	13,369	6,684	20,053	0

Shapiro, Robert & Sandra - JTWROS	20,053	13,369	6,684	20,053	0

Sides, Stanley IRA, Delaware Charter Guarantee & Trust Co. as Custodian	7,714	7,714	0	7,714	0

Silver, Lawrence M.	13,500	13,500	0	13,500	0

Silver, William	20,249	20,249	0	20,249	0

Simms, Richard Keogh Plan, Delaware Charter Guarantee & Trust Co as Custodian	10,800	10,800	0	10,800	0

Slocum, Lucile	38,570	38,570	0	38,570	0

Smithfield Fiduciary LLC (33)	593,920	460,231	133,689	593,920	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Smookler, Louis	1,104	0	1,104	1,104	0

Sorbara, Joseph	10,000	0	10,000	10,000	0

South Ferry #2, LP	94,498	94,498	0	94,498	0

Stadtmauer, Gary J.	32,086	21,391	10,695	32,086	0

Stadtmauer, Murray & Clare - JTWROS	32,086	21,391	10,695	32,086	0

Stadtmauer, Rhea & Maiman, Janice - JTWROS	20,053	13,369	6,684	20,053	0

Steadman, Dennis F. (19)	265,775	6,750	0	6,750	1.7

Stein, Jason (18)	303,088	13,368	6,684	20,052	1.9

Steinberg, Edward L.	9,643	9,643	0	9,643	0

Strauss, Gary J.	58,947	52,798	6,149	58,947	0

Swerdloff, David IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Tanning, Howard IRA, Delaware Charter Guarantee & Trust Co as Custodian	40,499	40,499	0	40,499	0

Tarica, David S.	20,053	13,369	6,684	20,053	0

Taylor, Carolyn N.	40,499	40,499	0	40,499	0

Teitelbaum, Myron M., M.D.	9,641	9,641	0	9,641	0

Terhorst, Kasper & Rita - JTWROS	20,053	13,369	6,684	20,053	0

Tisu Investment Ltd.	28,927	28,927	0	28,927	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Tornay, Suellyn P.	20,053	13,369	6,684	20,053	0

Truk Opportunity Fund, LLC (34)	160,426	106,951	53,475	160,426	0

Trust "D" (for a portion of the Assets of the Kodak Retirement Income Plan) (22)	170,455	113,637	56,818	170,455	0

Tyrell, William S.	20,249	20,249	0	20,249	0

Vale, Joseph J.	77,141	77,141	0	77,141	0

Vazquez, Kevin R. (18)	71,826	40,106	20,053	60,159	*

Victor, Rochelle	20,053	13,369	6,684	20,053	0

Visium Balanced Fund, LP (4)	505,573	337,049	168,524	505,573	0

Visium Balanced Offshore Fund, Ltd. (4)	804,321	536,214	268,107	804,321	0

Visium Long Bias Fund, LP (4)	227,716	151,811	75,905	227,716	0

Visium Long Bias Offshore Fund, Ltd. (4)	729,529	486,353	243,176	729,529	0

Walko, Mark & Sallie L.	11,475	11,475	0	11,475	0

Waterspout Investments Pte Ltd	3,857	3,857	0	3,857	0

Weiser, Michael	1,414	0	1,414	1,414	0

White, Tavor	20,053	13,369	6,684	20,053	0

Wilstein, David and Susan, Trustees Denise Wilstein Trust dtd 12-23-1985	19,286	19,286	0	19,286	0

Selling Stockholder	Shares Beneficially Owned Before Offering (a)	Number of Outstanding Shares Offered by Selling of Common Stock Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder	Percentage Beneficial Ownership of Voting Securities After Offering (b)

Woolf, Jeffrey Blake	200	0	200	200	0

Wolverine Convertible Arbitrage Fund Trading Ltd. (35)	381,015	254,010	127,005	381,015	0

Young, Alan J.	56,216	50,334	5,882	56,216	0

Young, Jonathan IRA, Pershing LLC as Custodian	18,448	12,299	6,149	18,448	0

Zverin, Susan IRA, Pershing LLC as Custodian	20,053	13,369	6,684	20,053	0

Totals	13,277,109	8,089,338	2,982,325	11,071,663

_____________
* Less than 1%

(a)	Assumes the exercise of all warrants held by such selling stockholder.
(b)	Assumes the exercise of all warrants outstanding.
(1)	David Tarica, trustee of the 34th Street Dental Floor Offset Plan, has voting and dispositive control over the shares held by such selling stockholder.
(2)	David Tarica, trustee of the 34th Street Dental Profit Sharing Plan, has voting and dispositive control over the shares held by such selling stockholder.
(3)
Ralph A. Darienzo, Sr. and Ralph A. Darienzo, Jr., trustees of the Allied Diesel Service Inc. Employee Profit Sharing Plan #2, and Ronald Lazar, investment advisor to the Plan, have voting and dispositive control over the shares held by such selling stockholder. Ronald Lazar is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(4)
Jacob Gottlieb and Dmitry Balyasny, principals of Visium Capital Management, LLC, which is the investment advisor for Atlas Master Fund, Ltd., Visium Long Bias Offshore Fund, Ltd., Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, Ltd. and Visium Balanced Fund, LP, have shared voting and dispositive power with respect to the securities held by these entities.

(5)	Kenneth Pasternak, the managing member of the general partner of Chestnut Ridge Partners, LP, has voting and dispositive control over the shares held by such selling stockholder.
(6)	Hans F. Heye, director of Clearwater Fund I, L.P. and Clearwater Offshore Fund, Ltd. has voting and dispositive control with respect to the securities held by these entities.

(7)	Mitchell Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has voting and dispositive control over the shares held by such selling stockholder.
(8)	Jack Polak, general partner of Domaco Company the Domaco Venture Capital Fund, has voting and dispositive control over the shares held by such selling stockholders.
(9)	Paul Sayour and Mary Jane Josen, trustees of the Elias Sayour Foundation, Inc., has shared voting and dispositive control over the shares held by such selling stockholder.
(10)
Steven M. Farber and S. Edmond Farber, general partners of Far Ventures, LLC, have shared voting and dispositive control over the shares held by such selling stockholder. Mr. Farber and S. Edmond Farber are employees of the Maxim Group LLC, a registered broker-dealer and NASD member firm.

(11)	Herman J. Behr, Elaine M. Behr, and Raoul A. Behr, directors of Funcorp Associates, Ltd., have shared voting and dispositive control over the shares held by such selling stockholder.
(12)	Marimus J. Dekver, director of Geri Investments N.V., has voting and dispositive control over the shares held by such selling stockholder.
(13)	John A. Goodman, trustee to the John A. Goodman Living Trust dated 11/8/05, has voting and dispositive control over the shares held by such selling stockholder.
(14)
Anthony Polak, investment advisor to the Green Acres Dental Salary Savings Plan, has voting and dispositive control over the shares held by such selling stockholder. Mr. Polak is an employee of the Maxim Group LLC, a registered broker-dealer and NASD member firm.

(15)	Peter Guardino is a registered representative of Andrew Garrett Inc., a registered broker-dealer and NASD member firm.
(16)
Anthony Polak, investment advisor to the Harari Family LLC, has voting and dispositive control over the shares held by such selling stockholder. Mr. Polak is an employee of the Maxim, a registered broker-dealer and NASD member firm.

(17)	Jared J. Scharf, trustee to the Trust F/B/O Felicia Mark, Jacqueline Mark, and Eric Mark, has voting and dispositive control over the shares held by such selling stockholder.
(18)	The selling stockholder is a director of Velcera, Inc.
(19)	The selling stockholder is an officer of Velcera, Inc.
(20)	Herman J. Behr, Elaine M. Behr, and Raoul A. Behr, directors of La Legetaz Private Foundation, have shared voting and dispositive control over the shares held by such selling stockholder.
(21)	Ronald Lazar is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(22)
Richard A. Meckler, principal of Neuberger Berman, LLC, the investment advisor to Libertyview Funds, LP, Libertyview Socially Responsible Fund, LP, Libertyview Special Opportunities Fund, LP, and Trust “D” (for a portion of the Assets of the Kodak Retirement Income Plan) has voting and dispositive power with respect to the securities held by these entities.

(23)	Barry J. Lind, trustee of the Barry J. Revocable Trust, Barry J. Lind TTEE UAD 12/19/89, has voting and dispositive control over the shares held by such selling stockholder.
(24)	Joseph M. Spiteri has voting and dispositive control over the shares held by Market Dynamics, Inc.
(25)
Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The number of shares beneficially owned represents shares of common stock underlying warrants that were originally received by Maxim Group, LLC as compensation for services rendered as placement agent in connection with private placements completed in February 2007.  These warrants, which Maxim subsequently assigned to Maxim Partners LLC, may be exercised by Maxim Partners LLC at $2.06 per share until February 27, 2012. In connection with its services as our placement agent, Maxim also received cash compensation and expenses.  Such warrants contain customary anti-dilution protection for stock splits, dividends refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services. Maxim Partners LLC owns 94% of Maxim, a registered broker dealer.

(26)	Andrea Mannis, director of Morgan Stanley & Co. For Account of Persistency, has voting and dispositive control over the shares held by such selling stockholder.
(27)
Anthony Polak, investment advisor to the MRC Computer Corp. Profit Sharing Plan, has voting and dispositive control over the shares held by such selling stockholder. Mr. Polak is an employee of the Maxim, a registered broker-dealer and NASD member firm.

(28)	Michael Belchman, trustee of MSB Family Trust, has voting and dispositive control over the shares held by such selling stockholder.
(29)	William H. Peterson, trustee of the William H. Peterson Living Trust, has voting and dispositive control over the shares held by such selling stockholder.

(30)	Anthony G. Polak is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(31)	Kenneth Rehfield is a registered representative of Maxim Group, LLC, a registered broker-dealer and NASD member firm.
(32)
Ronald M. Lazar and Anthony G. Polak are managing members of RL Capital Management LLC, the general partner of RLCapital Partners, L.P., and have voting and dispositive control over the shares held by such selling stockholder. Messrs. Lazar and Polak are registered representatives of the Maxim Group, LLC, a registered broker-dealer and NASD member firm.

(33)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(34)
Michael E. Fien, Stephen E. Saltztein and Mitchell H. Fien, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over securities owned by Truk Opportunity Fund, LLC. Michael E. Fien, Stephen E. Saltztein and Mitchell H. Fien disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(35)	Christopher L. Gust, general partner of Wolverine Convertible Arbitrage Fund Trading, Ltd., has voting and dispositive control over the shares held by such selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders identified herein will be required to sell the common stock (including shares of common stock issuable upon conversion of preferred stock and exercise of warrants) registered hereunder at a fixed price of $1.87 per share until such time such securities are eligible for trading on a national securities exchange, the Nasdaq or the OTC Bulletin Board. At and after such time, any dispositions by the selling stockholders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Any selling stockholders that are broker-dealers are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby. Other selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of the warrants, there will be 15,022,129 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

Other Matters

Any NASD member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the NASD.

Maxim acted as our placement agent in our private placements in February 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim warrants for the purchase of up to 106,933 common shares, with an exercise price of $2.06 per share, which warrants Maxim subsequently assigned to its principal member, Maxim Partners LLC. These warrants have been deemed compensation by the NASD. In addition to warrants received by Maxim, certain affiliates of Maxim acquired an aggregate of 258,350 shares of common stock and warrants to purchase shares of common stock in the private placement. These securities are subject to a 180-day lock-up from the date of this prospectus pursuant to Rule 2710(g)(1) of the NASD Conduct Rules.  Additionally, these securities may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of this prospectus. However, these securities may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act.  The warrants included in these securities contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the NASD Rules of Fair Practice.

We have also granted Maxim a right of first refusal until February 2008 to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings.

Pursuant to a requirement by the NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

DESCRIPTION OF CAPITAL STOCK

We currently have authorized capital of 85,000,000 shares, of which 75,000,000 are designated as common stock, par value $.001 per share, and 10,000,000 are designated as preferred stock, par value $.001 per share. We have 12,039,804 shares of common stock outstanding. Additionally, there are outstanding warrants to purchase an aggregate of 2,982,325 shares of our common stock and options to purchase an aggregate of 943,630 shares of our common stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of the common stock have no preemptive, subscription, redemption or conversion rights.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our amended and restated certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements of Velcera Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, and for the period from September 24, 2002 (date of inception) through December 31, 2006, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to Velcera Pharmaceuticals, Inc.’s ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Denali Sciences, Inc. as of December 31, 2006 and 2005, and for the year ended December 31, 2006, and for the periods from August 12, 2005 (date of inception) through December 31, 2005 and 2006, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to Denali Sciences, Inc.’s ability to continue as a going concern, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

VELCERA, INC.
(A Development Stage Enterprise)

INDEX
Page
Velcera Pharmaceuticals, Inc. for the period from September 24, 2002 (inception) to December 31, 2006
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2006 and 2005	F-3
Statements of Operations for the years ended December 31, 2006 and 2005 and the period from	F-4
September 24, 2002 (Date of Inception) through December 31, 2006
Statements of Stockholders’ Equity (Deficiency) for the years ended December 31, 2006 and 2005	F-5
and the period from September 24, 2002 (Date of Inception) through December 31, 2006
Statements of Cash Flows for the years ended December 31, 2006 and 2005 and the period from	F-7
September 24, 2002 (Date of Inception) through December 31, 2006
Notes to Financial Statements	F-8

Velcera, Inc. for three months ended March 31, 2007 and 2006 (Unaudited)
Condensed Balance Sheets as of March 31, 2007 and December 31, 2006	F-15
Condensed Statements of Operations for the three months ended March 31, 2007 and 2006	F-16
and Period from September 24, 2002 (Inception) to March 31, 2007
Condensed Statement of Stockholders’ Equity (Deficiency) for the three months	F-17
ended March 31, 2007
Condensed Statements of Cash Flows for the three months ended March 31, 2007 and 2006	F-18
and Period from September 24, 2002 (Inception) to March 31, 2007
Notes to Condensed Financial Statements	F-19

Denali Sciences, Inc. for the period from August 12, 2005 (Inception) to December 31, 2006
Report of Independent Registered Public Accounting Firm	F-25
Balance Sheets as of December 31, 2006 and 2005	F-26
Statements of Operations for the year ended December 31, 2006 and the periods from August 12, 2005	F-27
(Inception) to December 31, 2006 and August 12, 2005 (Inception) to December 31, 2005
Statements of Changes in Stockholders’ Deficiency for the period from August 12, 2005 (Inception) to	F-28
December 31, 2006
Statements of Cash Flows for the year ended December 31, 2006 and the periods from August 12, 2005	F-29
(Inception) to December 31, 2006 and August 12, 2005 (Inception) to December 31, 2005
Notes to Financial Statements	F-30

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Velcera Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Velcera Pharmaceuticals, Inc. (A Development Stage Company) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended and the period from September 24, 2002 (Inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Velcera Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and its results of operations and cash flows for the years then ended and the period from September 24, 2002 (Inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $3,280,263 and negative cash flows from operating activities of $ 1,737,265 for the year ended December 31, 2006 and, as of that date, it had a deficit accumulated during the development stage of $8,297,717. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 12, 2007

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$367,245	$2,110,765
Other current assets	14,625	36,041

Total current assets	381,870	2,146,806

Computer and office equipment, net of accumulated depreciation of $12,217 and $6,597	19,004	18,369
Other assets	18,062	-

Totals	$418,936	$2,165,175

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable and accrued expenses	$904,568	$313,542
Deferred revenue	50,000	-

Total liabilities	954,568	313,542

Commitments and contingencies

Stockholders’ equity (deficiency):
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued	-	-
Common stock, $.001 par value; 20,000,000 shares authorized;
5,980,160 and 5,820,160 shares issued and outstanding	5,980	5,820
Additional paid-in capital	7,756,105	7,189,259
Deferred compensation	-	(325,992)
Deficit accumulated during the development stage	(8,297,717)	(5,017,454)

Total stockholders’ equity (deficiency)	(535,632)	1,851,633

Totals	$418,936	$2,165,175

See Notes to Financial Statements.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Statements of Operations

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from September 24, 2002(Inception) to December 31, 2006

Revenue	$250,000	$-	$250,000

Operating expenses:
Research and development	1,038,830	1,082,525	3,748,329
General and administrative	2,548,685	1,482,616	4,960,173

Totals	3,587,515	2,565,141	8,708,502

Loss from operations	(3,337,515)	(2,565,141)	(8,458,502)

Interest income	57,252	86,093	165,102
Interest expense	-	-	(4,317)

Net loss	$(3,280,263)	$(2,479,048)	$(8,297,717)

Basic and diluted net loss per common share	$(0.55)	$(0.43)

Weighted average common shares outstanding - basic and diluted	5,929,311	5,820,160

See Notes to Financial Statements

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Statement of Changes in Stockholders’ Equity (Deficiency)
Period from September 24, 2002 (Inception) to December 31, 2006

							Deficit
							Accumulated
			Stock	Additional	Common		During the
	Common Stock		Subscription	Paid-in	Stock	Deferred	Development
	Shares	Amount	Receivable	Capital	To be Issued	Compensation	Stage	Total

Issuance of common stock to
founders in September 2002
at $.001per share	3,000,000	$3,000	$(3,000)					-

Balance, December 31, 2002	3,000,000	3,000	(3,000)					-

Payments received for stock subscriptions from founders			3,000					$3,000

Net loss							$(36,367)	(36,367)

Balance, December 31, 2003	3,000,000	3,000	-				(36,367)	(33,367)

Issuance of common stock to officer at $.001 per share	259,026	259						259
on April 20, 2004

Common stock to be issued pertaining to license agreement
dated June 2004 at $.001 per share	529,500				$529			529

Issuance of common stock through
private placement at $3.50 per share, net of
expenses of $552,793 in on September 13, and October 15, 2004	2,031,634	2,032		$6,555,894				6,557,926

Issuance of stock options				605,947		$(605,947)		-

Amortization of deferred compensation						91,808		91,808

Net loss							(2,502,039)	(2,502,039)

Balance, December 31, 2004	5,820,160	5,291		7,161,841	529	(514,139)	(2,538,406)	4,115,116

See Notes to Financial Statements

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Statement of Changes in Stockholders’ Equity (Deficiency)
Period from September 24, 2002 (Inception) to December 31, 2006

							Deficit
							Accumulated
			Stock	Additional	Common		During the
	Common Stock		Subscription	Paid-in	Stock	Deferred	Development
	Shares	Amount	Receivable	Capital	To be Issued	Compensation	Stage	Total

Balance at December 31, 2004 (carried forward)	5,820,160	$5,291	-	$7,161,841	$529	$(514,139)	$(2,538,406)	$4,115,116

Common stock issued pertaining to license agreement at $.001 per share on June 22, 2005		529			(529)			-

Additional financing costs of 2004 private placement				(3,082)				(3,082)

Issuance of stock options				30,500		(30,500)		-

Amortization of deferred compensation						218,647		218,647

Net loss							(2,479,048)	(2,479,048)

Balance, December 31, 2005	5,820,160	5,820	-	7,189,259	-	(325,992)	(5,017,454)	1,851,633

Reclassification of deferred stock-based compensation to employees upon adoption of SFAS 123(R)				(325,992)		325,992		-

Issuance of restricted common stock to employees for services at $3.75 per share on June 1, 2006	160,000	160		599,840				600,000

Stock-based compensation				292,998				292,998

Net loss							(3,280,263)	(3,280,263)

Balance at December 31, 2006	5,980,160	$5,980	$-	$7,756,105	$-	$-	$(8,297,717)	$(535,632)

 See Notes to Financial Statements

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Statements of Cash Flows
	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from September 24, 2002 (Inception) to December 31, 2006
Cash flows from operating activities:
Net loss	$(3,280,263)	$(2,479,048)	$(8,297,717)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related parties satisfied through the issuance of notes			67,339
Stock based compensation - restricted stock	600,000		600,529
Stock-based compensation - options	292,998	218,647	603,453
Depreciation	5,620	4,547	12,217
Changes in operating assets and liabilities:
Other current assets	21,416	(12,214)	(14,625)
Other assets	(18,062)		(18,062)
Accounts payable and accrued expenses	591,026	113,054	904,568
Deferred revenue	50,000		50,000

Net cash used in operating activities	(1,737,265)	(2,155,014)	(6,092,298)

Cash flows from investing activities:
Purchase of certificate of deposit	-	(2,000,000)	(4,500,000)
Proceeds from maturity of certificates of deposit	-	4,500,000	4,500,000
Purchase of equipment	(6,255)	(4,464)	(31,221)

Net cash provided by (used in) investing activities	(6,255)	2,495,536	(31,221)

Cash flows from financing activities:
Proceeds from notes payable to related party			200,000
Repayment of notes payable to related party			(267,339)
Issuance of common stock			3,259
Payments of deferred offering costs		(3,082)	(3,082)
Proceeds from private placement of common stock			6,557,926

Net cash provided by (used in) financing activities	-	(3,082)	6,490,764

Net increase (decrease) in cash and cash equivalents	(1,743,520)	337,440	367,245
Beginning of period	2,110,765	1,773,325	-

End of period	$367,245	$2,110,765	$367,245

 See Notes to Financial Statements

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies:

Business:
Velcera Pharmaceuticals, Inc. ("Velcera" or the "Company") was incorporated in the State of Delaware on September 24, 2002 as Veterinary Company, Inc. On September 10, 2004, the Company amended its Certificate of Incorporation with the State of Delaware to change its name to Velcera Pharmaceuticals, Inc. Velcera is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company’s currently licensed technology of buccal sprays is for the metered delivery of pharmaceutical products. This technology is being developed to create a metered dose oral spray to deliver therapeutic compounds to animals.

Basis of presentation:
The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development, and raising funds through the issuance of common stock. The Company has not generated significant revenues and, accordingly, the Company is considered to be in the development stage.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the year ended December 31, 2006, the Company incurred a net loss of $3,280,263 and negative cash flows from operating activities of $1,737,265 and for the period from September 24, 2002 (Inception) through December 31, 2006 it had a loss of $8,297,717 and negative cash flows from operating activities of $6,092,298. The Company has a stockholders’ deficiency as of December 31, 2006 of $535,632, and management believes that the Company will continue to incur losses and negative cash flows from operating activities for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents:
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed Federally insured limits.

Computer and office equipment:
Computer and office equipment are stated at cost and depreciated using the straight-line method  over the estimated useful lives of the related assets of five years.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

Revenue Recognition:

While we have not generated significant revenues and are considered to be in the development stage, we have entered into licenses and other arrangements. These arrangements are often complex as they may involve license, development and manufacturing components. Licensing revenue recognition requires significant management judgment to evaluate the effective terms of agreements, the Company’s performance commitments and determination of fair value of the various deliverables under the arrangement. SEC Staff Accounting Bulletin No. 101, or SAB 101, superseded in part by SAB 104, provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 104 establishes the SEC’s view that it is not appropriate to recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. SAB 104 also requires that both title and the risks and rewards of ownership be transferred to the buyer before revenue can be recognized. In addition, we follow the provisions of Emerging Issues Task Force (“EITF”) issue EITF 00-21, Revenue Arrangements with Multiple Deliverables, which addresses certain aspects of revenue recognition for arrangements that include multiple revenue-generating activities. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. Our ability to establish objective evidence of fair value for the deliverable portions of the contracts may significantly impact the time period over which revenues will be recognized. For instance, if there is no objective fair value of undelivered elements of a contract, then we may be required to treat a multi-deliverable contract as one unit of accounting, resulting in all revenue being deferred and recognized over the entire contract period. EITF 00-21 does not change otherwise applicable revenue recognition criteria. In arrangements where the deliverables cannot be separated, revenue related to up-front, time-based and performance-based payments is being recognized over the entire contract performance period. For major licensing contracts, this results in the deferral of significant revenue amounts where non-refundable cash payments have been received, but the revenue is not immediately recognized due to the long-term nature of the respective agreements. Subsequent factors affecting the initial estimate of the effective terms of agreements could either increase or decrease the period over which the deferred revenue is recognized.

Due to the requirement to defer significant amounts of revenue and the extended period over which the revenue will be recognized, along with the requirement to amortize the prepaid license discount and certain deferred development costs over an extended period of time, revenue recognized and cost of sales may be materially different from cash flows.

On an overall basis, our reported revenues can differ significantly from billings and/or accrued billings based on terms in agreements with customers.

Research and development:
Research and development costs are expensed as incurred.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

Income taxes:
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for  Income Taxes," deferred tax assets and liabilities are recognized based on temporary differences  between the financial statement and the tax bases of assets and liabilities. Deferred tax assets and  liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a  valuation allowance when it is more likely than not that some or all of the net deferred tax assets will  not be realized.

Loss per common share:
Basic earnings (loss) per common share excludes dilution and is computed by dividing net income  (loss) by the weighted average number of common shares outstanding during the period. Diluted  earnings per common share reflect the potential dilution that could occur if securities or other  contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has  only incurred losses, basic and diluted earnings per share are the same. The amount of potentially  dilutive securities excluded from the calculation was 408,630 and 369,163 at December 31, 2006  and 2005, respectively.

Stock-based compensation:
Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires the Company to expense the fair value of all employee options over the vesting period. The Company selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, the Company recognized compensation cost for the year ended December 31, 2006 which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). In accordance with the modified prospective method, the Company has not restated prior period results.

Prior to January 1, 2006, the Company accounted for stock options granted to employees under the  intrinsic value method per  Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for  Stock Issued to Employees,” whereby compensation cost was recorded for the excess, if any, of the  quoted market price, if any, of the fair value of the shares subject to the options over the exercise  price at the date of grant.

Since the Company had elected to continue to use the provisions of APB 25 in accounting for stock  options granted to employees, it is required by SFAS 123 and SFAS No.148, “Accounting for Stock- Based Compensation -- Transition and  Disclosure,” (“SFAS 148”), to present pro forma information showing the effects on its historical results of operations of the use of a method that estimates the  fair value of the options granted to  employees at the grant date and then amortizes the fair value to  expense over the options’ vesting period. Had the Company elected to recognize compensation  expense based upon the fair value instead of the intrinsic value at the grant dates for awards to employees, the pro-forma net loss would not have been materially higher than the historical net loss  in 2005 and 2004.

In connection with the grant of stock options during 2004, the Company recorded deferred stock based compensation expense of $605,947, which represents the estimated fair value of the options granted to consultants of $31,947 and the intrinsic value of the options granted to employees of  $574,000. Such amount is being amortized over the vesting period  of the applicable options on a straight-line basis. The Company recorded consulting expense of $31,947 and compensation  expense of $59,861 for the year ended December 31, 2004 relating to these grants.

In connection with the grant of stock options during 2005 to employees, the Company did not record  any additional deferred stock based compensation expense because each grant had an exercise  price equal to the market value at the date of grant. The Company recorded compensation expense  of $191,333 during 2005 in relation to the 2004 employee stock option grants.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

Stock-based compensation (continued):

For the year ended December 31, 2006, the Company recognized stock-based employee compensation expense of $279,796 in accordance with SFAS 123(R). $79,222 of this expense resulted from the grants of stock options to employees and directors of the Company from May 2004 to December 2005. $198,843 of this expense resulted from the modification of 205,000 options granted in 2004 whereby the exercise price was amended in June 2006, from $.70 to $3.50 per share in order to comply with certain recent tax regulations as they pertain to stock option plans. In connection with the repricing of those options, the Company granted restricted stock to the affected executives. The balance of $1,231 related to the granting of stock options to an employee on or after January 1, 2006. The Company did not capitalize any stock-based compensation cost.

The Company recorded consulting expense of $13,202 and $27,314 for the years ended December 31, 2006 and 2005, respectively, related to the stock options granted to non-employees from February 2005 to December 31, 2006. The Company accounts for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing method in accordance with SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of the Company’s common stock and amortized to consulting expense over the related vesting period. As of December 31, 2006, there was approximately $33,200 of unamortized consulting expense associated with the unvested options; this amount will be revalued at each reporting period and amortized to operations through October 2009.

For the purpose of valuing options granted to employees and non-employees during the years ended December 31, 2006 and 2005, the Company has used the Black-Scholes option pricing model with the following assumptions:

	2006	2005
Dividend Yield	0%	0%
Risk-free Interest Rate	4.70% - 5.04%	3.95% - 4.51%
Volatility	61.65% - 63.54%	0% - 80.29%
Expected Life	5 - 7	7

Volatility was calculated based on industry comparables at the dates of grant.

Note 2 - Related party transactions:

Financing costs:
The Company engaged Paramount BioCapital, Inc. (“Paramount”) to act as placement agent for the  2004 private placement of shares of its common stock. In return for services provided, the  Company paid $495,123 in cash from the proceeds of the placement (see Note 4) of which  $333,423 and $161,700 were paid to Paramount and the third party sub-agent, respectively. In addition, the Company issued warrants for the purchase of 202,091 shares of common stock with  an exercise price of 110% of the purchase price per share based on shares sold in the placement.  Of the total warrants issued, 136,391 and 65,700 warrants were issued to Paramount’s designee  and the third party sub-agent, respectively. All of the warrants were outstanding at December 31,  2006 and 2005. The Company’s Secretary, who also serves on the Board of Directors, and Treasurer are employees of Paramount.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 2 - Related party transactions (continued):

Notes payable:
At various times during 2003 and 2004, the Company issued 5% promissory notes payable in the  aggregate principal amount of  $267,339 to Paramount BioCapital Investments, LLC (“PBCI”), an  affiliate of Paramount. These notes were due to mature on various dates from January 2006 through July 2006. Of the total principal amount of notes payable, the Company received proceeds  amounting to $200,000 and the remaining balance of the proceeds was paid to the lender for  expenses paid on behalf of the Company.

These notes payable were fully repaid in September 2004.

Administrative services:
In 2004, the Company became obligated to pay monthly fees for administrative services to PBCI. The fees, which increased during 2004 from $400 per month to $750 per month, totaled $9,000, $9,000 and $22,450, respectively, for the years ended December 31, 2006 and 2005 and the period from September 24, 2002 (inception) to December 31, 2006.

Operating lease:
The Company leases office space from Steadman Consulting Co. LLC, an entity affiliated with its Chief Executive Officer (“CEO”) (see Note 6).

Note 3 - License agreement:

In June 2004, the Company entered into a license agreement (the “License Agreement”) to acquire the rights to an exclusive, world-wide, royalty-bearing sublicense to develop and commercialize a technology intended to deliver therapeutic compounds to animals through a metered dose oral spray (the “Buccal Sprays Technology”).

$1,500,000 was expended under the License Agreement and charged to research and development expense during the year ended December 31, 2004. Pursuant to the License Agreement, the Company agreed to issue 529,500 shares of common stock. In connection therewith, $529 was charged to research and development expense during the year ended December 31, 2004 for the estimated fair value of the shares. Based on the occurrence of certain events, as defined in the License Agreement, future milestone payments are to be paid upon a Velcera application being accepted for review by the United States and European Union regulatory authorities and when those applications are approved by the US & the EU regulatory authorities. These potential milestone payments would total $8,180,000 for the first five such Velcera products. In addition the Licensing Agreement calls the payment of a licensing fee upon a Company financing in excess of a predetermined amount.

There are no minimum royalties required under the License Agreement. However, the Company is obligated to make royalty payments based on Company net sales, as defined, of Velcera products based upon the licensed technology and on royalties, milestones and license fees earned by the Company from the sub-licensing of the licensed technology. During 2005, the Company paid $50,000, in accordance with the License Agreement, for certain milestones that were reached. As of December 31, 2006, no additional milestone amounts were payable.

Note 4 - Stockholders' equity:

In 2002, the Company issued 3,000,000 shares of common stock to its founders for subscriptions receivable  of $3,000 or $.001 per share. During 2003, the Company received the proceeds.

On April 20, 2004, the Company issued and sold to its CEO 259,026 shares of restricted common stock for  $259, or $.001 per share. These shares vest equally over a three-year period from the date of issuance.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 4 - Stockholders’ Equity (continued):

On September 13, and October 15, 2004, the Company completed a private placement of 2,031,634 shares of common stock  at a per share price of $3.50. After deducting commissions and other expenses relating to the private placement, the Company received net proceeds of $6,554,844 (see Note 2).

On June 1, 2006, the Company issued 160,000 shares of restricted common stock to its employees resulting  in a charge to compensation expense for the estimated fair value of the shares of $600,000, or $3.75 per  share.

In 2003, the Company established a stock incentive plan (the "Plan") under which incentive stock and/or options may be granted to officers, directors, consultants and key employees of the Company for the purchase of up to 600,000 shares of common stock. The options have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors and have an exercise price at or above fair market value on the date of grant.

During 2004, the Company granted 290,340 stock  options under the Plan to employees and non-employee directors with exercise prices ranging from $.10 per  share to $.70 per share. Each option granted in 2004 vests equally over a three-year period from the grant  date. The Company also granted options under the Plan to an independent contractor in 2004 to purchase 10,800 shares with an exercise price of $.70 per share that vested immediately.

During 2005, the Company granted 61,080 stock options under the Plan to employees and non-employee consultants with an exercise price of $3.50 per share. Each option granted to an employee in 2005 vests equally over a three-year period from the grant date. The Company also granted options under the Plan to an independent contractor in 2005 to purchase 6,943 shares with an exercise price of $.70 per share that vested immediately.

In 2006, the Company granted 39,467 stock options under the Plan to employees and non-employee  consultants with exercise prices ranging from $1.88 to $3.75 per share. Each option granted in 2006 has a 10  year life and vests over a three-year period from grant date. Also on June 1, 2006, the Company modified the  exercise price of 205,000 options originally granted to employees during 2004 from $.70 to $3.50.

The total fair value of restricted stock and stock options that vested during the year ended December 31, 2006  and 2005 was $491,817 and $246,269, respectively.

A summary of the Company’s stock option activity and related information is as follows:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	369,163	$2.05	301,140	$.53
Granted	39,467	$2.22	68,023	$3.21
Outstanding at end of year	408,630	$2.07	369,163	$2.05
Options exercisable at year-end	235,441	$2.41	122,078	$2.09
Weighted-average fair value of options granted during the year		$1.23		$2.69

The weighted average remaining contractual life of options outstanding and exercisable at December 31, 2006 is 7.994 and 7.744 years, respectively. The weighted average fair value of options outstanding as of December 31, 2006 is approximately $1.67 per option, as determined using the Black-Scholes option pricing model.

The intrinsic value of the stock options outstanding and exercisable as of December 31, 2006 was $172,842  and $128,931, respectively.

VELCERA PHARMACEUTICALS, INC.
(A Development Stage Company)

Notes to the Financial Statements

Note 4 - Stockholders’ Equity (continued):

As of December 31, 2006, the total compensation expense related to non-vested options not yet recognized  total approximately $220,000, $2,000 and $1,000 for the years ended December 31, 2007, 2008 and 2009,  respectively. The weighted-average vesting period over which the total compensation cost related to non- vested options not yet recognized at December 31, 2006 is 1.025 years.

Note 5 - Income taxes:
There was no current or deferred income tax provision for the years ended December 31, 2006 and 2005.

The Company's deferred tax assets as of December 31, 2006 and 2005 are as follows:

	2006	2005
Net operating loss carryforwards - Federal	$2,625,000	$1,610,000
Net operating loss carryforwards - State	462,000	283,000
Totals	3,087,000	1,893,000
Less valuation allowance	(3,087,000)	(1,893,000)
Net deferred tax assets	$-	$-

At December 31, 2006, the Company had potentially utilizable Federal and state net operating loss tax  carryforwards of approximately $7,715,000, expiring through 2026.

The utilization of the Company's net operating losses may be subject to a substantial limitation due to the  "change of ownership provisions" under Section 382 of the Internal Revenue Code and similar state  provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their  utilization.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31,  2006 and 2005 was an increase of $1,194,000 and $902,000, respectively. The tax benefit assumed was calculated using a Federal statutory tax rate of 34% and state tax rate of 6%, and was fully offset by the aforementioned valuation allowance.

Note 6 - Commitments:

Employment agreement:
The Company has an employment agreement with its CEO. At December 31, 2006, future  employment contract commitments for the CEO total approximately $74,000 for the year ending  December 31, 2007.

Operating lease:
In May 2004, the Company signed an agreement to lease office space from the CEO. This operating lease commenced effective May 1, 2004 and is on a month to month basis and can be terminated with 60 days written notice. Rent expense for the years ended December 31, 2006 and 2005 and for the period from September 24, 2002 (inception) to December 31, 2006 was $31,200, $31,200 and $83,200, respectively.

Note 7 - Subsequent events:

On January 30, 2007, the Company entered into a Merger Agreement with Denali Sciences, Inc. ("Denali"), a Delaware corporation, pursuant to which a wholly-owned subsidiary of the Denali will merge with and into the Company in a Recapitalization.  Denali was formed in August 2005 and does not operate a business. Denali was formed solely as a vehicle to pursue a business combination. For accounting purposes, the Merger will be accounted for as an acquisition of Denali and a recapitalization of Velcera. Velcera will be the surviving company. The historical financial statements presented will be those of Velcera as a combined entity with Denali as of the date of the Recapitalization. The net assets and liabilities will be recorded initially at their book values. No intangibles will be recorded as part of the transaction.

During January 2007, certain directors of the Company loaned the Company $285,000 which becomes payable upon demand any time after January 31, 2007. As of February 6, 2007, these amounts remain outstanding.

VELCERA, INC.
(A Development Stage Company)

Condensed Balance Sheets

	March 31, 2007 (Unaudited)	December 31, 2006 (See Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$8,376,891	$367,245
Other current assets	49,122	14,625

Total current assets	8,426,013	381,870

Computer and office equipment, net	22,236	19,004
Other assets	-	18,062

Totals	$8,448,249	$418,936

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable and accrued expenses	$681,709	$904,568
Notes payable - related party	69,532	-
Interest payable - related party	3,144	-
Due to former stockholders	40,874	-
Deferred revenue	-	50,000

Total liabilities	795,259	954,568

Commitments and contingencies

Stockholders’ equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $.001 par value; 75,000,000 shares authorized;
12,039,804 and 5,980,160 shares issued and outstanding	12,040	5,980
Additional paid-in capital	17,027,476	7,756,105
Deficit accumulated during the development stage	(9,386,526)	(8,297,717)

Total stockholders’ equity (deficiency)	7,652,990	(535,632)

Totals	$8,448,249	$418,936

See Notes to Unaudited Condensed Financial Statements.

VELCERA, INC.
(A Development Stage Company)

Condensed Statements of Operations (Unaudited)

	Three months ended March 31, 2007	Three months ended March 31, 2006	Period from September 24, 2002 (Inception) to March 31, 2007

Revenue	$50,000	$50,000	$300,000

Operating expenses:
Research and development	661,931	597,274	5,046,257
General and administrative	520,550	266,485	4,844,726

Totals	1,182,481	863,759	9,890,983

Loss from operations	(1,132,481)	(813,759)	(9,590,983)

Interest income	43,672	19,553	208,774
Interest expense	-	-	(4,317)

Net loss	$(1,088,809)	$(794,206)	$(9,386,526)

Basic and diluted net loss per common share	$(0.13)	$(0.14)

Weighted average common shares outstanding - basic and diluted	8,202,029	5,820,160

See Notes to Unaudited Condensed Financial Statements.

Condensed Statement of Changes in Stockholders’ Equity (Deficiency) (Unaudited)
Three Months Ended March 31, 2007

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Balance at January 1, 2007	5,980,160	$5,980	$7,756,105	$(8,297,717)	$(535,632)

Issuance of common stock through private placement at $1.87 per share, net of costs of $852,032 on February 27, 2007	5,346,699	5,347	9,140,948	-	9,146,295

Anti-dilution shares issued to stockholders from 2004 private placement	711,005	711	(711)	-	-

Net shares issued by accounting acquirer in reverse acquisition	1,940	2	(2)	-	-

Stock-based compensation	-	-	131,136	-	131,136

Net loss	-	-	-	(1,088,809)	(1,088,809)

Balance at March 31, 2007	12,039,804	$12,040	$17,027,476	$(9,386,526)	$7,652,990

See Notes to Unaudited Condensed Financial Statements.

Condensed Statements of Cash Flows (Unaudited)

	Three months ended March 31, 2007	Three months ended March 31, 2006	Period from September 24, 2002 (Inception) to March 31, 2007
Cash flows from operating activities:
Net loss	$(1,088,809)	$(794,209)	$(9,386,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related parties satisfied through issuance of notes			67,339
Charge for net liabilities assumed in connection with recapitalization	125,000	-	125,000
Stock-based compensation - restricted stock	-	-	600,529
Stock-based compensation - options	131,136	62,239	734,589
Depreciation	1,682	1,249	13,899
Changes in operating assets and liabilities:
Other current assets	(34,497)	(44,734)	(49,122)
Other assets	18,062	-	-
Accounts payable and accrued expenses	(234,309)	82,879	670,259
Deferred revenue	(50,000)	200,000	-

Net cash used in operating activities	(1,131,735)	(492,576)	(7,224,033)

Cash flows from investing activities:
Purchase of certificate of deposit	-	-	(4,500,000)
Proceeds from maturity of certificates of deposit	-	-	4,500,000
Purchase of equipment	(4,914)	-	(36,135)

Net cash used in investing activities	(4,914)	-	(36,135)

Cash flows from financing activities:
Proceeds from notes payable to related party	-	-	200,000
Repayment of notes payable to related party	-	-	(267,339)
Issuance of common stock to founders	-	-	3,259
Payments of deferred offering costs	-	-	(102,734)
Proceeds from private placements of common stock	9,146,295	-	15,803,873

Net cash provided by financing activities	9,146,295	-	15,637,059

Net increase (decrease) in cash and cash equivalents	8,009,646	(492,576)	8,376,891
Beginning of period	367,245	2,110,765	-

End of period	$8,376,891	$1,618,189	$8,376,891

See Notes to Unaudited Condensed Financial Statements.

Notes to Unaudited Condensed Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies:

Business:

Velcera, Inc. (f/k/a Velcera Pharmaceuticals, Inc.) ("Velcera" or the "Company") was incorporated in the State of Delaware on September 24, 2002 as Veterinary Company, Inc. Velcera is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company’s currently licensed technology of buccal sprays is for the metered delivery of pharmaceutical products. This technology is being developed to create a metered dose oral spray to deliver therapeutic compounds to animals.

Basis of presentation:

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission for interim financial information. Accordingly, the unaudited condensed financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. Certain prior year amounts have been reclassified to conform to current year presentation. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the full year ending December 31, 2007 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company which are included herein. The condensed balance sheets as of December 31, 2006 have been derived from the audited Financial Statements included herein.

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development, and raising funds through the issuance of common stock. The Company has not generated significant revenues and, accordingly, the Company is considered to be in the development stage.

The Company has sustained operating losses since its inception and expects such losses to continue over the next several years. Management plans to continue financing the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs, or cease operations.

On February 27, 2007, pursuant to a merger agreement dated January 30, 2007 (the “Merger Agreement”), Velcera merged with and into Denali Acquisition Corp. (the “MergerCo”), a Delaware corporation and a wholly owned subsidiary of Denali Sciences, Inc. (“Denali”), which at that time was a reporting public corporation with no operations. For accounting purposes, the merger has been accounted for as an acquisition of Denali and a recapitalization of Velcera. The historical financial statements presented are those of Velcera as a combined entity with Denali. The net assets and liabilities have been included in the balance sheet at their book values. No intangibles were recorded as part of the transaction. This transaction is referred to throughout these financial statements as the “Recapitalization”.

Notes to Unaudited Condensed Financial Statements

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share are the same. Potentially dilutive securities excluded from the calculation was for outstanding options and warrants totaled 3,390,955 and 610,720 at March 31, 2007 and December 31, 2006, respectively.

Stock-based compensation:

For the three months ended March 31, 2007 and 2006, the Company recognized stock-based employee compensation expense of $86,669 and $47,833, respectively, in accordance with SFAS 123(R).

For the three months ended March 31, 2007 and 2006, the Company recognized stock-based consulting expense of $44,467 and $14,406, respectively, related to stock options granted to non-employees. As of March 31, 2007, there was approximately $31,300 of unamortized consulting expense associated with the unvested options; this amount will be revalued at the end of each reporting period and the related amortization will be charged to operations through October 2009.

For the purpose of valuing options granted to employees and non-employees during the three months ended March 31, 2007 and 2006, the Company has used the Black-Scholes option pricing model with the following assumptions:

	Three months ended March 31, 2007	Three months ended March 31, 2006
Dividend Yield	0%	0%
Risk-free Interest Rate	4.54% - 4.90%	4.83%
Volatility	72.79% - 73.29%	70.07%
Expected Life - years	5	7

Volatility was calculated based on industry comparables at the dates of grant.

Reclassifications:
Certain reclassifications have been made to prior period amounts to conform to the current period presentations.

Notes to Unaudited Condensed Financial Statements

Note 2 - Related party transactions:

On August 14, 2005, Denali, an affiliate of a significant stockholder of the Company (See Note 5), issued a 5% promissory note payable to Paramount BioCapital Investments, LLC (“PBI”), an affiliate of a significant stockholder of the Company. This note and all accrued interest matures on August 14, 2008, or earlier if certain events occur. The note was issued to PBI for future expenses that it has since paid on behalf of the Company. As of March 31, 2007 and December 31, 2006, the principal balance of this note was $31,310. On December 31, 2006, this note was assigned to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant stockholder of the Company. This note was assumed by Velcera in connection with the reverse acquisition of Denali in February 2007 (see Note 5). In May 2007, this note was fully repaid.

On January 30, 2006, Denali issued a 5% promissory note payable to PBS. This note and all accrued interest matures on January 30, 2009, or earlier if certain events occur. The note was issued to PBS for future expenses that it has since paid on behalf of Denali. As of March 31, 2007 and December 31, 2006, the principal balance of this note is $38,222 and $20,614, respectively. This note was assumed by Velcera in connection with the reverse acquisition of Denali in February 2007 (see Note 5). In May 2007, this note was fully repaid.

Administrative services:

In 2004, the Company became obligated to pay monthly fees for administrative services to PBI. The fees, which increased during 2004 from $400 per month to $750 per month, totaled $2,250, $2,250 and $24,700, respectively, for the three months ended March 31, 2007 and 2006 and the period from September 24, 2002 (inception) to March 31, 2007. The balance payable was $9,000 and $6,750 at March 31, 2007 and December 31, 2006.

In January 2006, Denali became obligated to pay $1,000 per month for administrative services to PBS. The balance payable under this agreement of $14,000 was assumed by the Company in connection with the reverse acquisition of Denali in February 2007 (see Note 5). On February 27, 2007, this agreement was terminated. As of March 31, 2007, the balance payable was $14,000. In May 2007, all amounts outstanding under this agreement were fully repaid.

Note 3 - Stockholders' Equity:

During the three months ended March 31, 2006, the Company granted 1,896 stock options under its stock option plan to a non-employee consultant with an exercise price of $3.50 per share. Each option granted has a 10 year term and vests over a three year period from the grant date.

During the three months ended March 31, 2007, the Company granted 40,000 stock options under its stock option plan to employees and non-employee consultants with an exercise price of $1.87 per share. 30,000 of the stock options granted during the three months ended March 31, 2007 were issued to consultants with a 5 year term and vested immediately. The remaining 10,000 stock options were granted to an employee with a 10 year term and vest equally over a three year period from grant date.

Notes to Unaudited Condensed Financial Statements

Note 3 - Stockholders' Equity (continued):

A summary of the Company’s stock option activity and related information is as follows:

	Three months ended March 31, 2007		Three months ended March 31, 2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	408,630	$2.07	369,163	$2.05
Granted	40,000	$1.87	1,896	$3.50
Outstanding at end of period	448,630	$2.05	371,059	$2.06
Options exercisable	236,660	$2.42	122,665	$2.10
Weighted-average fair value of options granted during the period		$0.84		$0.89

The weighted average remaining contractual life of options outstanding and exercisable at March 31, 2007 is 7.612 and 7.502 years, respectively. The weighted average fair value of options outstanding as of March 31, 2007 is approximately $1.63 per option, as determined using the Black-Scholes option pricing model.

The intrinsic value of the stock options outstanding and exercisable as of March 31, 2007 was $171,811 and $128,147, respectively.

As of March 31, 2007, total employee compensation expense related to non-vested options not yet recognized totaled approximately $422,000. The weighted-average remaining requisite service period of the unvested options was approximately 1 year.

Note 4 -Private Placement:

On February, 27 2007, the Company completed a private placement whereby the Company raised gross proceeds of approximately $9,998,327 ($9,146,295 net of offering expenses) through the sale of 5,346,699 units, each consisting of one share of common stock and a warrant to purchase one-half of a share of common stock (the “Offering”). The per unit purchase price was $1.87. Each warrant has an exercise price equal to $1.87 per share, and is exercisable for 5 years from the final closing date of the Offering. The warrants do not have a cashless exercise feature, unless after one year from the date of issuance of a warrant, there is no effective registration statement registering, or no current prospectus available for, the resale of the common stock underlying the warrants held by an investor in the Offering. In that event, the warrants may also be exercised at such time by means of a “cashless exercise” in which the investor shall be entitled to receive a certificate for a certain number of warrant shares as set forth in the warrant held by such investor.

In connection with the Offering, the Company entered into a placement agency agreement, as amended, pursuant to which the Company agreed to pay the placement agent for its services, compensation in the form of (a) cash commissions equal to 7% of the gross proceeds from the Offering and (b) a warrant (the “Agent Warrant”) to acquire a number of shares of common stock equal to 2% of the number of shares issued in the Offering. The Agent Warrant is exercisable for a period of five years from the closing of the Offering at an exercise price equal to $2.06 per share and contains a cashless exercise feature. Additionally, Velcera reimbursed the placement agent for its out-of-pocket expenses related to the Offering in an amount equal to $50,000, and has indemnified the placement agent for certain liabilities, including liabilities under the Securities Act.

Notes to Unaudited Condensed Financial Statements

Note 4 -Private Placement (continued):

In connection with the Offering, the Company agreed to register the common stock and the common stock issuable upon the exercise of the warrants with the SEC on Form SB-2 or other appropriate form (the “Registration Statement”). The Registration Statement was required to be filed with the SEC no later than April 27, 2007. The Registration Statement was filed with the SEC on April 27, 2007.

Velcera provided weighted average anti-dilution protection to those investors who invested in Velcera’s offering of common stock that closed in 2004 covering an aggregate of 2,031,634 shares of common stock (the “2004 Velcera Offering”), in the event Velcera sells common stock for a price per share (or issues securities convertible into common stock with a conversion rate) that is less than the $3.50 per share, subject to exceptions for certain types of issuances (the “2004 Anti-Dilution Rights”). As a result of the Offering, the 2004 Anti-Dilution Rights resulted in the Company issuing 711,005 shares of common stock to investors who invested in the 2004 Velcera Offering.

Note 5 - Recapitalization:

On February 27, 2007, pursuant to The Merger Agreement, Velcera merged with and into MergerCo, a wholly owned subsidiary of Denali, which at that time was a reporting public corporation with no operations. On February 27, 2007 and immediately following the Recapitalization, the Company completed a short-form merger with Denali, whereby Velcera was merged with and into Denali, and changed Denali’s name to Velcera, Inc.

At the effective time of the Recapitalization, the legal existence of MergerCo ceased and all of the shares of Velcera common stock (the “Velcera Common Stock”) that were outstanding immediately prior to the Recapitalization were cancelled. Simultaneously, Denali issued to the former holders of Velcera Common Stock in consideration of their Velcera Common Stock, an aggregate of 12,037,864 shares of Denali’s common stock, representing the aggregate outstanding shares of Velcera Common Stock immediately prior to the Recapitalization. In addition, all securities convertible or exercisable into shares of Velcera Common Stock outstanding immediately prior to the Recapitalization were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 3,390,955 shares of common stock of the Company after the Recapitalization.

Immediately following the effective time of the Recapitalization and pursuant to the terms of the Merger Agreement, Denali redeemed 123,060 shares of common stock held by various stockholders of Denali in exchange for $125,000 less Denali’s liabilities as of the closing date (the “Redemption”). As of March 31, 2007, the Redemption amount due to such former stockholders is $40,874. Following the Redemption, 1,940 shares of common stock held prior to the Recapitalization by Denali’s other stockholders remained issued and outstanding. As a part of the Recapitalization, Velcera assumed $84,126 of liabilities from Denali (net of cash acquired totaling $3,126). The aggregate total of $125,000 in assumed net liabilities and Redemption amount due to former stockholders has been expensed in the three months ended March 31, 2007.

For accounting purposes, the merger has been accounted for as an acquisition of Denali and a recapitalization of Velcera. The historical financial statements presented are those of Velcera as a combined entity with Denali as of the date of the Recapitalization. The net assets and liabilities have been recorded initially at their book values. No intangibles were recorded as part of the transaction.

Notes to Unaudited Condensed Financial Statements

Note 6 - Subsequent Events

In April 2007, the Company entered into a new 62 month operating lease agreement with an unrelated party for office space with a commencement date of July 1, 2007. The aggregate base rent for the entirety of this lease amounts to $371,536.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Denali Sciences, Inc.

We have audited the accompanying balance sheets of Denali Sciences, Inc. (A Development Stage Company) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2006, the period from August 12, 2005 (inception) to December 31, 2005 and the period from August 12, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Denali Sciences, Inc. (A Development Stage Company) as of December 31, 2006 and 2005, and its results of operations and cash flows for the year ended December 31, 2006, the period from August 12, 2005 (inception) to December 31, 2005 and the period from August 12, 2005 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will need additional equity or debt financing or will need to complete a business combination with a company that has such financing to be able to sustain its operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/J.H. Cohn LLP

Roseland, New Jersey
February 6, 2007

DENALI SCIENCES, INC.
(A Development Stage Company)

Balance Sheets

	December 31, 2006	December 31, 2005
ASSETS
Cash	$4,476	$4,476

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accrued expenses	$15,057	$6,979

Noncurrent liabilities:
Accrued interest - related party	2,382	324
Notes payable - related party	51,924	24,331

Total liabilities	69,363	31,634

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $.001 par value; 75,000,000 shares authorized; 125,000 shares
issued and outstanding	125	125
Additional paid-in capital	4,875	4,875
Deficit accumulated during the development stage	(69,887)	(32,158)

Total stockholders’ deficiency	(64,887)	(27,158)

Totals	$4,476	$4,476

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Statements of Operations

	Year ended December 31, 2006	Period from August 12, 2005 (Inception) to December 31, 2005	Period from August 12, 2005 (Inception) to December 31, 2006
Operating expenses and loss from operations:
General and administrative	$35,671	$31,834	$67,505

Loss from operations	(35,671)	(31,834)	(67,505)

Interest expense	2,058	324	2,382

Net loss	$(37,729)	$(32,158)	$(69,887)

Basic and diluted net loss per common share	$(0.30)	$(0.26)

Weighted average common shares outstanding	125,000	125,000

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Statement of Changes in Stockholders’ Deficiency
Period from August 12, 2005 (Inception) to December 31, 2006

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Issuance of common stock to
founders in August 2005
at $.04 per share	125,000	$125	$4,875		$5,000

Net loss				$(32,158)	(32,158)

Balance - December 31, 2005	125,000	125	4,875	(32,158)	(27,158)

Net loss				(37,729)	(37,729)

Balance - December 31, 2006	125,000	$125	$4,875	$(69,887)	$(64,887)

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Statements of Cash Flows

	Year ended December 31, 2006	Period from August 12, 2005 (Inception) to December 31, 2005	Period from August 12, 2005 (Inception) to December 31, 2006
Cash flows from operating activities:
Net loss	$(37,729)	$(32,158)	$(69,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in:
Accrued expenses	8,078	6,979	15,057
Expenses paid by related parties satisfied through the issuance of notes	27,593	24,331	51,924
Accrued interest - related party	2,058	324	2,382

Net cash used in operating activities	-	(524)	(524)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	5,000	5,000

Net increase in cash	-	4,476	4,476
Cash, beginning of period	4,476	-	-

Cash, end of period	$4,476	$4,476	$4,476

See notes to financial statements.

DENALI SCIENCES, INC.
(A Development Stage Company)

Notes to the Financial Statements
December 31, 2006

Note 1 - Organization, Business and Operations:

Denali Sciences, Inc. (the “Company”) was incorporated in the State of Delaware on August 12, 2005. The objective of the Company is to acquire an operating business.

The Company's primary activities since incorporation have been organizational activities relating to the Company’s formation and registration statement, which became effective in January 2006. The Company has not generated any revenues from these activities and, accordingly, it is in the development stage.

The Company, based on its proposed business activities, is a "blank check" company. The Securities and Exchange Commission defines those companies as "any development stage company that is issuing a “penny stock”, within the meaning of Section 3 (a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until the Company has successfully concluded a business combination. The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as it is subject to those requirements.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly-held corporation. The Company’s principal business objective for the 12 months subsequent to December 31, 2006 and beyond such time will be to achieve long-term growth potential through a combination with a business (“Business Combination”) rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and thus may acquire any type of business. The analysis of new business opportunities will be undertaken by, or under the supervision of, the officers and directors of the Company.

The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to complete a Business Combination with a company that has such financing to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever.

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a Business Combination, but it cannot assure that such financing will be available on acceptable terms or at all. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DENALI SCIENCES, INC.
(A Development Stage Company)

Notes to the Financial Statements
December 31, 2006

Note 2 - Summary of Significant Accounting Policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments:

Financial instruments consist of cash and notes payable. The carrying value of these financial instruments approximates their fair values.

Income taxes:

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it is more likely than not that some or all of its net deferred tax assets will not be realized. Potential income tax benefits, relating primarily to net operating losses, for the year ended December 31, 2006, the period from August 12, 2005 (inception) to December 31, 2005, and for the period from August 12, 2005 (inception) to December 31, 2006 approximate $15,000, $13,000 and $28,000, respectively, and have been fully offset by a valuation allowance. Net operating loss carryforwards of approximately $70,000 expire through 2026.

Loss per common share:

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. There were no potentially dilutive securities outstanding as of December 31, 2006 and 2005.

DENALI SCIENCES, INC.
(A Development Stage Company)

Notes to the Financial Statements
December 31, 2006

Note 3 - Related Party Transactions:

Notes payable:

On August 14, 2005, the Company issued a 5% promissory note payable to Paramount BioCapital Investments, LLC (“Paramount”), an affiliate of a significant stockholder of the Company. This note and all accrued interest matures on August 14, 2008 or earlier if certain events occur. The note payable was issued to Paramount for future expenses that it has since paid on behalf of the Company. As of December 31, 2006 and 2005, the principal balance of this note was $31,310 and $24,331, respectively. On December 31, 2006 this note was assigned to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant stockholder of the Company.

On January 30, 2006, the Company issued a 5% promissory note payable to PBS. This note and all accrued interest matures on January 30, 2009 or earlier if certain events occur. The note payable was issued to PBS for future expenses that it has since paid on behalf of the Company. As of December 31, 2006, the principal balance of this note is $20,614.

Office space and administrative services:

Effective January 1, 2006, the Company began accruing a monthly fee of $1,000 charged by PBS for certain management services.

Note 4 - Stockholders’ Equity:

The Company is authorized to issue 10,000,000 shares of preferred stock. No shares have been issued as of December 31, 2006.

The Company is authorized to issue 75,000,000 shares of common stock. On August 14, 2005, the Company issued 125,000 shares.

Note 5 - Subsequent Events:

On January 30, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger”) with Velcera Pharmaceuticals, Inc. ("Velcera"), a Delaware corporation, pursuant to which a wholly-owned subsidiary of the Company will merge with and into Velcera in a Recapitalization of Velcera, a private company, into Denali, a reporting public corporation with no operations.  Velcera is a privately-held pet pharmaceutical company focused on the development of innovative drug delivery technology. Velcera has not generated any significant revenues as of  December 31, 2006 and, accordingly, it is also in the development stage. For accounting purposes, the Merger will be accounted for as an acquisition of Denali and a recapitalization of Velcera. Velcera will be the surviving company. The historical financial statements presented will be those of Velcera as a combined entity with Denali. The net assets and liabilities will be recorded initially at their book values. No intangibles will be recorded as part of the transaction.

11,071,663 Shares

Common Stock

Velcera, Inc.

______________________

PROSPECTUS
______________________

June 21, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of our amended and restated certificate of incorporation and bylaws, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of Velcera), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of Velcera, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Velcera if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Velcera, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to Velcera unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. Our amended and restated certificate of incorporation also eliminates the liability of directors of Velcera for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 25. Other Expenses Of Issuance And Distribution.

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$708.53
Legal fees and expenses	20,000
Accounting fees and expenses	15,000
Printing and engraving expenses	0
Miscellaneous	1,291.47

Total	$37,000

Item 26. Recent Sales of Unregistered Securities.

The following summarizes all of our sales of unregistered securities since January 1, 2004.

In 2004, we sold an aggregate of 2,031,634 shares of our common stock at a purchase price of $3.50 per share. In connection with that offering, we issued 202,090 warrants to purchase our common stock to the placement agent at an exercise price equal to $3.85 per share.

Contemporaneously with the Recapitalization, we sold 5,346,699 units, each consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share. The per unit purchase price was $1.87. Each warrant has an exercise price equal to $1.87 per share. See Management’s Discussion and Analysis or Plan of Operation beginning on page 16 for more information on the offering.

The sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors of our common stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1
Merger Agreement dated January 30, 2007, between Denali Sciences, Inc., Denali Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Denali, and Velcera Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.1 of Denali’s current report on Form 8-K filed on February 2, 2007).

3.1
Certificate of Merger relating to the merger of Denali Acquisition Corp. with and into Velcera Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 of our current report on Form 8-K filed on March 5, 2007).

3.2
Certificate of Ownership relating to the merger of Velcera Pharmaceuticals, Inc. with and into Denali Sciences, Inc. (incorporated by reference to Exhibit 3.2 of our current report on Form 8-K filed on March 5, 2007).

3.3	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the registration statement on Form 10-SB/A filed on December 30, 2005).

3.4	Bylaws (incorporated by reference to Exhibit 3.3 to the registration statement on Form 10-SB/A filed on December 30, 2005).

4.1
Form of Warrant (Series CSW No. 2004--) issued to placement agent in connection with our 2004 private placement offering (incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on March 5, 2007).

4.2	Form of Warrant issued to investors in our February 27, 2007 private placement offering (incorporated by reference to Exhibit 4.2 of our current report on Form 8-K filed on March 5, 2007).

4.3	Form of Warrant issued to placement agent for our February 27, 2007 private placement offering (incorporated by reference to Exhibit 4.3 of our current report on Form 8-K filed on March 5, 2007).

4.4	Form of Subscription Agreement dated February 27, 2007 entered into with investors in the February 27, 2007 private placement offering +

5.1	Opinion of Maslon Edelman Borman & Brand, LLP dated April 25, 2007 +

10.1
Form of Redemption Agreement dated January 30, 2007 between Denali Sciences, Inc. and various Denali Sciences Inc. stockholders (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on March 5, 2007).

10.2
Indemnity Agreement dated as of February 27, 2007, between Denali Sciences, Inc., Velcera Pharmaceuticals, Inc., and Timothy M. Hofer (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on March 5, 2007).

10.3	2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on March 5, 2007).

10.4
Employment Agreement dated as of April 20, 2004 between The Veterinary Company, Inc. and Dennis F. Steadman (incorporated by reference to Exhibit 10.4 of our current report on Form 8-K filed on March 5, 2007).

10.5
Restricted Stock Agreement effective as of June 1, 2006 between Velcera Pharmaceuticals, Inc. and David M. Petrick (incorporated by reference to Exhibit 10.5 of our current report on Form 8-K filed on March 5, 2007).

10.6	Schedule identifying agreements and materials terms of such agreement similar to Exhibit 10.5 (incorporated by reference to Exhibit 10.6 of our current report on Form 8-K filed on March 5, 2007).

10.7	Form of Stock Option Agreement +

10.8	Second Amendment to License and Development Agreement between The Veterinary Company, Inc. and Novadel Pharma, Inc. dated June 22, 2004. + ***

10.9	Lease Agreement between Velcera, Inc. and Liberty Property Limited Partnership dated April 20, 2007. +

10.10	Employment Letter Agreement between Velcera, Inc. and Matthew Hill dated April 3, 2007 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on May 14, 2007).

10.11	2007 Stock Inventive Plan (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on May 29, 2007).

10.12	Stock Option Agreement between Velcera, Inc. and Dennis Steadman dated May 25, 2009 (incorporated by reference to Exhibit 10.3 of our current report on Form 8-K filed on May 29, 2007).

10.13	Employment Agreement between Velcera, Inc. and Dennis Steadman dated June 8, 2007 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on June 14, 2007).

23.1	Consent of J.H. Cohn LLP with respect to Velcera Pharmaceuticals, Inc.’s Report of Independent Registered Public Accounting Firm.

23.2	Consent of J.H. Cohn LLP with respect to Denali Sciences, Inc.’s Report of Independent Registered Public Accounting Firm.

23.3	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).
____________________

+	Previously filed
***	Confidential treatment has been granted as to certain portions of this exhibit pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.

Item 28. Undertakings.

(a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Velcera pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Velcera of expenses incurred or paid by a director, officer or controlling person of Velcera in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Velcera will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (b)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Langhorne, Pennsylvania, on June 21, 2007.

VELCERA, INC.

By:	/s/ Dennis F. Steadman
Name: Dennis F. Steadman
Title: President and Chief Executive Officer

Each person whose signature to this registration statement appears below hereby constitutes and appoints Dennis F. Steadman and Matthew C. Hill, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all future amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registration statement has been signed as of the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Matthew C. Hill	Chief Financial Officer	June 21, 2007

/s/ Dennis F. Steadman	Director	June 21, 2007

/s/ Dr. John Preston	Director	June 21, 2007

/s/ Kevin Vasquez	Director	June 21, 2007

/s/ Dr. Jason Stein	Director	June 21, 2007

Peter Kash	Director

Stephen Rocamboli	Director

Joshua Kazam	Director

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of J.H. Cohn LLP with respect to Velcera Pharmaceuticals, Inc.’s Report of Independent Registered Public Accounting Firm.
23.2	Consent of J.H. Cohn LLP with respect to Denali Sciences, Inc.’s Report of Independent Registered Public Accounting Firm.